UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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Filed by a Party other than the Registrant    ☐

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☐ Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only

(as permitted by Rule 14a-6(e)(2))

☒    Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

NATIONAL FINANCIAL PARTNERS CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Stockholder:

It is my pleasure to invite you to the 2011 Annual Meeting of Stockholders of National Financial Partners Corp. The Annual Meeting will be held at 9:00 a.m. EDT on Wednesday, June 8, 2011 at the Roosevelt Hotel, East End Suite, 45 East 45th Street, New York, New York.

Details regarding admission to the Annual Meeting and the business to be conducted at the Annual Meeting are described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Your vote is important. It is important that your shares be represented and voted at the Annual Meeting regardless of the size of your holdings. Whether or not you plan to attend the Annual Meeting, please vote electronically via the Internet or by telephone, if permitted by the broker or other nominee that holds your shares. If you receive a paper copy of the proxy materials by mail, you can also vote by mail by following the instructions on the enclosed proxy card or voting instruction form. By following these instructions, your shares will be voted even if you are unable to attend the Annual Meeting. We hope you will vote as soon as possible. Voting in advance does not deprive you of your right to attend the Annual Meeting.

Thank you for your ongoing support of, and continued interest in, NFP.

Sincerely,

Jessica M. Bibliowicz

Chairman, President and

Chief Executive Officer

April 15, 2011

National Financial Partners Corp.

340 Madison Avenue, 20th Floor

New York, NY 10173

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held June 8, 2011

To the Stockholders of

NATIONAL FINANCIAL PARTNERS CORP.:

The 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of National Financial Partners Corp., a Delaware corporation (the “Company”), will be held on Wednesday, June 8, 2011, at 9:00 a.m. EDT, at the Roosevelt Hotel, East End Suite, 45 East 45th Street, New York, NY 10017, for the following purposes:

(1)	To elect the seven directors named in the attached proxy statement to serve until the next annual meeting of stockholders or until that person’s successor is duly elected and qualified.

(2)	To hold an advisory vote on executive compensation as disclosed in the attached proxy statement.

(3)	To hold an advisory vote on the frequency of holding future advisory votes on executive compensation.

(4)	To approve the removal of common stock issuance restrictions upon conversion of the Company’s 4.0% Convertible Senior Notes Due 2017 and the exercise of related warrants.

(5)	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

(6)	To transact such other business as may properly be brought before the Annual Meeting and any adjournments or postponements thereof.

The Proxy Statement that follows more fully describes these proposals.

Stockholders of record of the Company’s common stock at the close of business on April 12, 2011 will be entitled to notice of, and to vote on, all matters presented at the Annual Meeting and at any adjournments or postponements thereof.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 8, 2011: The Proxy Statement and the 2010 Annual Report to Stockholders are attached. Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), the Company has elected to provide access to the Company’s proxy materials both by sending you this full set of proxy materials and by notifying you of the availability of the Company’s proxy materials on the Internet. The Proxy Statement and the 2010 Annual Report to Stockholders are available at the Company’s Web site at http://www.nfp.com/ir. Additionally, and in accordance with SEC rules, you may access the Proxy Statement and the 2010 Annual Report to Stockholders at http://materials.proxyvote.com/63607P, which does not have “cookies” that identify visitors to the site.

WE ASK THAT YOU VOTE PRIOR TO THE ANNUAL MEETING TO ENSURE THAT YOUR SHARES ARE REPRESENTED. YOU MAY VOTE BY EITHER MARKING, SIGNING AND RETURNING THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE OR USING TELEPHONE OR INTERNET VOTING, IF AVAILABLE. SIGNING AND RETURNING THE PROXY CARD WILL NOT PROHIBIT YOU FROM ATTENDING THE ANNUAL MEETING. PLEASE REFER TO THE PROXY CARD OR OTHER VOTING INSTRUCTIONS INCLUDED WITH THESE PROXY MATERIALS FOR GUIDANCE ON VOTING BY TELEPHONE OR VIA THE INTERNET.

By Order of the Board of Directors,

Stancil E. Barton

Executive Vice President,

General Counsel and Corporate Secretary

April 15, 2011

PROXY STATEMENT TABLE OF CONTENTS

Page
Questions and Answers about the Annual Meeting and the Proxy Process	1
Security Ownership of Certain Beneficial Owners and Management	8
Principal Stockholders	8
Named Executive Officers and Directors	9
Section 16(a) Beneficial Ownership Reporting Compliance	9
Proposal I—Election of Directors	10
Information about the Company’s Directors and Executive Officers	11
Director Nominees	11
Changes to the Board of Directors	13
Executive Officers	13
Corporate Governance	15
Board of Directors	15
Nominating and Corporate Governance Committee	18
Audit Committee	20
Compensation Committee	22
Compensation Discussion and Analysis	24
Compensation Committee Report	37
Compensation Tables and Other Information	38
Summary Compensation	38
Grants of Plan-Based Awards	39
Outstanding Equity Awards at Fiscal Year-End	40
Option Exercises and Stock Vested	41
Nonqualified Deferred Compensation	41
Employment Agreements or Other Arrangements with Named Executive Officers	42
Potential Payments upon Termination or Change in Control	43
Equity Compensation Plan Information	55
Compensation Committee Interlocks and Insider Participation	55
Proposal II—Advisory Vote on Executive Compensation	56
Proposal III—Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation	57
Director Compensation	58
Certain Relationships and Related Transactions	61
Proposal IV—Approval of Removal of Common Stock Issuance Restrictions upon Conversion of the Company’s 4.0% Convertible Senior Notes Due 2017 and the Exercise of Related Warrants	62
Proposal V—Ratification of Appointment of Independent Registered Public Accounting Firm	68
Fees Paid to Independent Registered Public Accounting Firm	68

National Financial Partners Corp.

340 Madison Avenue, 20th Floor

New York, NY 10173

PROXY STATEMENT

Annual Meeting of Stockholders

Wednesday, June 8, 2011

The Board of Directors (the “Board of Directors”) of National Financial Partners Corp. (“NFP” or the “Company”) is soliciting your proxy to vote at the 2011 Annual Meeting of Stockholders to be held on Wednesday, June 8, 2011, at 9:00 a.m. EDT, and any adjournment or postponement of that meeting (the “Annual Meeting”). The Annual Meeting will be held at the Roosevelt Hotel, East End Suite, 45 East 45th Street, New York, NY 10017. This Proxy Statement and the accompanying proxy card, Notice of Annual Meeting of Stockholders, and the 2010 Annual Report to Stockholders (the “2010 Annual Report”) were first mailed or otherwise made available, on or about April 15, 2011, to stockholders of record as of April 12, 2011 (the “Record Date”).

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THE PROXY PROCESS

Why did I receive this Proxy Statement?

Stockholders of the Company at the close of business on the Record Date are entitled to vote at the Annual Meeting. You are receiving this Proxy Statement because you were an NFP stockholder as of the close of business on the Record Date. This Proxy Statement provides notice of the Annual Meeting, describes the five proposals presented for stockholder action and includes information required to be disclosed to stockholders.

What am I being asked to vote on and how does the Board of Directors recommend that I vote?

You are being asked to vote on five proposals. The proposals to be voted on and related recommendations from the Board of Directors are as follows:

Proposal I—To elect the seven director nominees named in this Proxy Statement to serve until the next annual meeting of stockholders or until that person’s successor is duly elected and qualified. The Board of Directors recommends that you vote FOR each of the nominees.

Proposal II—To hold an advisory vote on executive compensation as disclosed in this Proxy Statement. The Board of Directors recommends that you vote FOR this proposal.

Proposal III—To hold an advisory vote on the frequency of holding future advisory votes on executive compensation. The Board of Directors recommends that you vote for 1 YEAR in order to hold an advisory vote on executive compensation each year.

Proposal IV—To approve the removal of common stock issuance restrictions upon conversion of the Company’s 4.0% Convertible Senior Notes Due 2017 and the exercise of related warrants. The Board of Directors recommends that you vote FOR this proposal.

Proposal V—To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. The Board of Directors recommends that you vote FOR this proposal.

Will any other business be transacted at the Annual Meeting?

At the date of this Proxy Statement, the Company has no knowledge of any other business to be transacted at the Annual Meeting other than the five proposals described in this Proxy Statement. The period specified in the Company’s Amended and Restated By-Laws for submitting additional proposals to be considered at the Annual Meeting has passed and there are no such proposals to be considered. However, should any other matters properly come before the Annual Meeting, or any adjournments and postponements thereof, it is intended that the proxy holders will have discretionary authority to vote the shares that they represent in accordance with their best judgment.

Who may attend and vote at the Annual Meeting?

If you were a stockholder at the close of business on the Record Date, you are entitled to notice of, to vote at, and to attend, the Annual Meeting. As of the Record Date, 44,034,200 shares of the Company’s common stock, $0.10 par value per share (the “Common Stock”), representing all of the Company’s voting securities, were outstanding and eligible to vote at the Annual Meeting.

What constitutes a quorum for the Annual Meeting?

The Company needs a majority of the shares of Common Stock outstanding on the Record Date present, in person or by proxy, to transact business at the Annual Meeting. Since 44,034,200 shares of Common Stock were outstanding as of the Record Date, the presence in person or by proxy of holders of at least 22,017,101 shares of Common Stock is required to establish a quorum.

Proxies received and marked “for,” “against,” or “abstain” and broker non-votes will be included in the calculation of the number of votes considered to be “present” at the Annual Meeting for determining whether a quorum exists. A broker non-vote occurs when an intermediary holding shares for a beneficial owner does not vote on a particular proposal because the intermediary does not have discretionary voting power with respect to the proposal and has not received voting instructions from the beneficial owner.

What are my voting rights?

You will be entitled to one vote per share of Common Stock that you owned as of the close of business on the Record Date. There are no cumulative voting rights.

Does my vote matter?

Yes. The Company is required to obtain stockholder approval for the election of directors and other important matters. In order for the Company to obtain the necessary stockholder approval of these matters, a quorum of stockholders must be represented at the Annual Meeting in person or by proxy. If a quorum is not obtained, the Company must postpone the Annual Meeting and solicit additional proxies; this is an expensive and time-consuming process that is not in the best interests of the Company or its stockholders. Since few stockholders can spend the time or money to attend stockholder meetings in person, voting by proxy is important to obtain a quorum and take action on important company matters subject to stockholder approval.

What must I do if I want to attend the Annual Meeting in person?

Attendance at the Annual Meeting is limited to individuals who were stockholders as of the Record Date and admission will be on a first-come, first-served basis. Registration will begin at 8:00 a.m. and seating will begin at 8:30 a.m. Each stockholder will be asked to present valid picture identification, such as a driver’s license or passport, prior to admission to the Annual Meeting. Street name holders will need to bring proof of share ownership as of the Record Date, such as a bank or brokerage firm account statement or a letter from the intermediary holding your shares. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Am I required to attend the Annual Meeting?

No. You are not required to attend the Annual Meeting, and you do not need to attend the Annual Meeting to vote your shares. Procedures for voting your shares by mail, telephone and the Internet are described below.

What is the difference between holding shares as a stockholder of record and holding shares in street name?

Shares Held as a Stockholder of Record.

If your shares are registered directly in your own name with NFP’s transfer agent, BNY Mellon Shareowner Services (“BNY Mellon”), you are considered the stockholder of record with respect to those shares, and this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and proxy card were sent directly to you by the Company.

Shares Held in Street Name.

If your shares are held in an account at a brokerage firm, bank, broker-dealer or other intermediary, then you hold your shares in “street name,” and this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and voting instruction form were forwarded to you by your bank, broker or other intermediary. The intermediary holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. You are considered a beneficial owner of the shares, and you have the right to direct that intermediary on how to vote the shares held in your account.

If I am a stockholder of record of Company shares, how do I vote?

If you are a stockholder of record, you may vote using the enclosed proxy card. The Board of Directors has designated the officers of NFP named on the proxy card as proxies. If you wish to appoint another person as your proxy at the Annual Meeting, you may do so by completing and delivering a different form of proxy to the Company. In order to vote, you must either sign and date the proxy card and return it in the enclosed postage paid envelope, or vote by telephone or electronically through the Internet by following the instructions included with your proxy card.

If you are a stockholder of record, you may also vote in person at the Annual Meeting by completing a ballot at the Annual Meeting. However, even if you currently plan to attend the Annual Meeting, the Company recommends that you also submit your proxy as described above so your vote will be counted if you later decide not to attend the Annual Meeting. If you submit your vote by proxy and later decide to vote in person at the Annual Meeting, you may file a written revocation of your proxy with the Corporate Secretary prior to voting at the Annual Meeting, and then the vote you submit at the Annual Meeting will override your previously submitted vote.

If I hold my shares in street name, how do I vote?

If you hold your shares in street name, please refer to the information on the voting instruction form forwarded to you by your bank, broker or other intermediary to see which voting options are available to you. In many cases, you may be able to submit your voting instructions by the Internet or telephone.

If you hold your shares in street name and you wish to vote in person at the Annual Meeting, you must obtain a valid legal proxy from the intermediary that holds your shares and you must bring that proxy with you to the Annual Meeting.

What does it mean if I receive more than one set of proxy materials?

This means you hold shares of the Company in more than one way. For example, you may own some shares directly as a stockholder of record and other shares as a beneficial owner through a broker, or you may own shares through more than one broker. In these situations you may receive more than one set of proxy materials or multiple control numbers for use in submitting your proxy. To ensure that all of your shares are voted, sign and return each proxy card or voting instruction form you receive or, if you submit your proxy by the Internet or telephone, vote once for each proxy card or control number you receive.

What happens if I do not give specific voting instructions?

Stockholders of Record.

If you are a stockholder of record and you submit a signed proxy card or submit your proxy by telephone or the Internet, but do not specify how you want to vote your shares on a particular proposal, then the proxy holders will vote your shares in accordance with the recommendations of the Board of Directors on all matters presented in this Proxy Statement. With respect to any other matters properly presented for a vote at the Annual Meeting, the proxy holders will vote in accordance with their best judgment.

Shares Held in Street Name.

If your shares are held in street name and you do not provide the bank, broker or other intermediary that holds your shares with specific voting instructions, your intermediary generally has the discretion to vote your shares on “routine” items but cannot vote on “non-routine” items. Under New York Stock Exchange (“NYSE”) rules, Proposals I, II, III and IV are considered non-routine items and Proposal V is considered a routine item. Consequently, if you do not instruct your intermediary on how to vote your shares with respect to Proposals I, II, III or IV, your shares will not be voted for that proposal and your unvoted shares will be reported as a “broker non-vote.”

Broker non-votes will not be deemed a vote cast on any proposal and will have no effect on the outcome of the vote.

The Company encourages you to provide voting instructions to your intermediary as to how to vote your shares on all matters presented in this Proxy Statement.

How do I revoke my proxy and change my vote?

If you are a stockholder of record, you may revoke your grant of a proxy and change your vote at any time before your proxy is voted at the Annual Meeting by:

•	Delivering a written revocation of the proxy to the Corporate Secretary at National Financial Partners Corp., 340 Madison Avenue, 20th Floor, New York, NY 10173;

•	Submitting another valid proxy bearing a later date (including by voting on the Internet or telephone or mailing a new proxy card); or

•	Attending and voting in person at the Annual Meeting, but you also must file a written revocation with the Corporate Secretary prior to voting.

If your shares are held in street name, you must contact your bank, broker or other intermediary in order to revoke your proxy and change your vote.

What is the required vote for each proposal?

Proposal I—Election of Directors

Each nominee will be elected a director if he or she receives the affirmative majority of votes cast with respect to that nominee’s election. A majority of the votes cast means that the number of shares voted “for” a nominee must exceed the votes cast “against” that nominee. In the election of directors, votes may be cast “for” or “against” any or all nominees, and a stockholder may also abstain from voting for any and all nominees. Abstentions, if any, will be excluded entirely from the vote and will have no effect on the election of directors.

Proposal III—Advisory Vote on Frequency of Advisory Vote on Executive Compensation

The vote on frequency of future advisory votes on executive compensation asks stockholders to express their preference for one of three alternatives for future advisory votes on executive compensation—every “1 YEAR,” “2 YEARS,” OR “3 YEARS.” The Company will consider stockholders to have expressed a non-binding preference for the alternative receiving the greatest number of votes. The vote on Proposal III is advisory and, as discussed in more detail below, the voting results are not binding on the Company. Votes may be cast for “1 YEAR,” “2 YEARS,” OR “3 YEARS,” and a stockholder may also abstain from voting on the proposal. Abstentions, if any, will be excluded entirely from the vote and will have no effect on the outcome of the vote.

Other Proposals—Proposals II, IV and V

For the other proposals, the affirmative vote of a majority of votes cast is required to approve the proposal. This means that the number of shares voted “for” the proposal must exceed the number of shares voted “against” the proposal. The vote on Proposal II is advisory and, as discussed in more detail below, the voting results are not binding on the Company. Votes may be cast “for” or “against” the proposal and a stockholder may also abstain from voting on the proposal. Abstentions, if any, will be excluded entirely from the vote and will have no effect on the outcome of the vote.

How do I submit a stockholder proposal or nominate a director for election at next year’s annual meeting?

Any stockholder intending to present a proposal at the Company’s 2012 Annual Meeting of Stockholders (the “2012 Annual Meeting”) must arrange to have the proposal delivered to the Company not later than December 17, 2011, in order to have the proposal considered for inclusion in the Company’s proxy materials for next year’s annual meeting. Proposals should be sent to the Corporate Secretary at National Financial Partners Corp., 340 Madison Avenue, 20th Floor, New York, NY 10173. Any stockholder submitting a proposal for inclusion in the Company’s proxy materials must follow the procedures required by Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”).

In addition, stockholder proposals for the 2012 Annual Meeting that are not included in the Company’s proxy materials and stockholder nominations for director for the 2012 Annual Meeting must be received by the Company no earlier than January 10, 2012 and no later than February 9, 2012, and the stockholder must follow the procedures required by the Company’s Amended and Restated By-Laws. Stockholder proposals and stockholder nominations for director must be sent to the Corporate Secretary at the address above.

Stockholder proposals and stockholder nominations for director submitted outside these dates are untimely and may not be presented in any manner at the 2012 Annual Meeting.

How can I inspect a stockholder list?

A list of the stockholders of record as of the close of business on April 12, 2011 will be available for inspection during ordinary business hours at the Company’s offices located at 340 Madison Avenue, 20th Floor, New York, NY 10173, from May 27, 2011 until the date of the Annual Meeting. The list will also be available for inspection at the Annual Meeting.

What is householding and how does it affect me?

The Securities and Exchange Commission (the “SEC”) has adopted rules that permit companies and intermediaries to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” is designed to reduce printing and postage costs for companies.

Eligible stockholders who share a single address may receive only one copy of this Proxy Statement and the 2010 Annual Report at that address unless contrary instructions have been provided by you to BNY Mellon (for stockholders of record) or to your bank, broker or other intermediary (for street name stockholders). If you are a stockholder of record and at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please contact BNY Mellon (i) by mail at 480 Washington Boulevard, Jersey City, NJ 07310, (ii) by e-mail at shrrelations@bnymellon.com or (iii) by logging on to BNY Mellon’s Investor ServiceDirect at http://www.bnymellon.com/shareowner/isd. If you are a street name stockholder and at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please contact your bank, broker or other intermediary.

The Company hereby undertakes to deliver promptly, upon written request, a copy of this Proxy Statement and the 2010 Annual Report to a stockholder at a shared address to which a single copy of the applicable document was delivered. Requests should be directed to BNY Mellon (for stockholders of record) or to your intermediary (for street name stockholders).

How can I obtain a copy of the Company’s 2010 Annual Report?

The Company will furnish without charge to each person whose proxy is being solicited, upon the written request of any such person, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC on February 10, 2011 (the “2010 Form 10-K”). Requests for copies of the Company’s 2010 Form 10-K should be directed to the Investor Relations Department of the Company at 340 Madison Avenue, 20th Floor, New York, NY 10173. The Company’s 2010 Annual Report, which includes the 2010 Form 10-K, accompanies this Proxy Statement.

I do not want to receive paper copies of my proxy materials anymore. How do I sign up for electronic delivery?

If you are a stockholder of record, you may elect to receive the Company’s annual report to stockholders or proxy statements electronically by contacting BNY Mellon (i) by mail at 480 Washington Boulevard, Jersey City, NJ 07310, (ii) by e-mail at shrrelations@bnymellon.com or (iii) by logging on to BNY Mellon’s Investor ServiceDirect at http://www.bnymellon.com/shareowner/isd. If you hold your shares in street name, you should contact your bank, broker or other intermediary for information regarding electronic delivery of proxy materials.

An election to receive proxy materials electronically will remain in effect for all future annual meetings unless revoked. Stockholders requesting electronic delivery may incur costs, such as telephone and Internet access charges, that must be borne by the stockholder. Stockholders who elect to access proxy materials on the Internet may request prompt delivery of a hard copy of the Company’s 2010 Annual Report or this Proxy Statement by contacting the Company at (212) 301-4000 or by writing to the Company’s Investor Relations Department at 340 Madison Avenue, 20th Floor, New York, NY 10173.

Is my vote confidential?

Yes. The Company encourages stockholder participation in corporate governance by ensuring the confidentiality of stockholder votes. The Company has designated BNY Mellon, the Company’s independent transfer agent and registrar, to receive and tabulate stockholder votes. Your vote on any particular proposal will be kept confidential and will not be disclosed to the Company or any of its officers or employees except (i) where disclosure is required by applicable law, (ii) where disclosure of your vote is expressly requested by you or (iii) where the Company concludes in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes. However, aggregate vote totals will be disclosed to the Company from time to time and publicly announced at the Annual Meeting.

Who is paying for this solicitation?

All expenses incurred in connection with this solicitation by the Board of Directors will be borne by NFP. Directors, officers and other employees of NFP also may solicit proxies, without additional compensation, by telephone, in person or otherwise. The Company may also decide to hire a proxy solicitation firm at a standard industry compensation rate. In addition, the Company requests that banks, brokers and other intermediaries forward proxy materials to the beneficial owners of shares held of record by such persons and agrees to reimburse such persons and BNY Mellon for reasonable out-of-pocket expenses incurred in forwarding such materials upon request.

Where and when will I be able to find the voting results?

You can find the official results of voting at the Annual Meeting in the Company’s Current Report on Form 8-K to be filed within four days after the Annual Meeting. If the official results are not available at that time, the Company will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

How do I get to the Annual Meeting?

Directions for getting to the Annual Meeting can be found at the end of this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

The following table sets forth information about persons, based on information contained in Schedules 13G filed with the SEC, who beneficially own more than 5% of the outstanding Common Stock.

Name and Address	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Capital Research Global Investors(2)	5,292,677	12.1%
333 South Hope Street Los Angeles, CA 90071	(as of 12/31/10)

BlackRock, Inc.(3)	3,444,811	7.9%
40 East 52nd Street New York, NY 10022	(as of 12/31/10)

FMR LLC (4)	2,321,571	5.3%
82 Devonshire Street Boston, MA 02109	(as of 12/31/10)

(1)	Beneficial ownership is a term broadly defined under SEC rules and regulations.
(2)	The information contained in this table is based on Amendment No. 1 to Schedule 13G filed with the SEC on February 11, 2011 by Capital Research Global Investors (“Capital Re”), and amends Schedule 13G filed with the SEC on September 10, 2010 by Capital Re. According to such filing, Capital Re, a division of Capital Research and Management Company (“CRMC”), has sole dispositive power and sole voting power with respect to 5,292,677 shares of Common Stock. Capital Re is deemed to be the beneficial owner of these shares as a result of CRMC acting as investment adviser to various investment companies registered under the Investment Company Act of 1940 (the “1940 Act”). Capital Re disclaims beneficial ownership of these shares. Capital Re holds more than 5% of the Company’s outstanding Common Stock on behalf of SMALLCAP World Fund, Inc. The shares listed above include 932,057 shares resulting from the assumed conversion of $12 million principal amount of the Company’s 4.0% Convertible Senior Notes due 2017.
(3)	The information contained in this table is based on Amendment No. 1 to Schedule 13G filed with the SEC on February 7, 2011 by BlackRock, Inc. (“BlackRock”), and amends Schedule 13G filed with the SEC on January 29, 2010 by BlackRock. According to such filing, BlackRock is the beneficial owner of 3,444,811 shares of Common Stock and has sole dispositive power and sole voting power with respect to all such shares.
(4)	The information contained in this table is based on Schedule 13G filed with the SEC on February 14, 2011 by FMR LLC (“FMR”). According to such filing, the amount disclosed represents 2,321,571 shares of Common Stock beneficially owned by Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR and a registered investment adviser, as a result of acting as investment adviser to various investment companies (the “Funds”) registered under the 1940 Act. Edward C. Johnson 3d (Chairman of FMR) and FMR, through its control of Fidelity, and the Funds each has sole power to dispose of the shares of Common Stock owned by the Funds. Members of Mr. Johnson’s family are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the 1940 Act, to form a controlling group with respect to FMR. Neither FMR nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds’ boards of trustees. Fidelity votes these shares under written guidelines established by the Funds’ boards of trustees.

Named Executive Officers and Directors

The following table lists the beneficial ownership of Common Stock, as of April 12, 2011, by each Named Executive Officer (as defined below) and each director, as well as by all directors, Named Executive Officers and other current executive officers as a group.

Name and Address*	Shares Beneficially Owned Excluding Options(1)	Options Exercisable Within 60 Days(2)	Total Beneficial Ownership	Percent of Class
Named Executive Officers,(3) Directors and Nominees
Jessica M. Bibliowicz(4)	331,225	80,000	411,225	**
Donna J. Blank	55,315	—	55,315	**
James R. Gelder	41,729	—	41,729	**
Michael N. Goldman	79,750	3,000	82,750	**
Douglas W. Hammond	96,537	6,000	102,537	**
Stephanie W. Abramson	13,122	15,000	28,122	**
Arthur S. Ainsberg	20,622	15,000	35,622	**
R. Bruce Callahan	84,410	1,000	85,410	**
John A. Elliott	14,722	5,000	19,722	**
J. Barry Griswell	10,000	5,000	15,000	**
Shari Loessberg(5)	11,622	10,000	21,622	**
Kenneth C. Mlekush(6)	25,524	5,000	30,524	**
All executive officers and directors as a group (15 persons)	858,987	155,000	1,013,987	2.3%

*	All addresses are c/o National Financial Partners Corp., 340 Madison Avenue, 20th Floor, New York, NY 10173.
**	Less than 1.0% of the outstanding shares of Common Stock.
(1)	To NFP’s knowledge, all Named Executive Officers and directors beneficially own the shares shown next to their names either in their sole names or jointly with their spouses, unless indicated otherwise below. Excludes phantom stock units held by executive officers in connection with participation in the Company’s Deferred Compensation Plan (as defined below) that are not convertible into shares of Common Stock.
(2)	Reflects options held by each person granted under one or more of NFP’s Stock Incentive Plans (as defined below) that are or will become exercisable within 60 days of April 12, 2011.
(3)	The Company’s Named Executive Officers include the Company’s Chief Executive Officer, Ms. Bibliowicz (the “CEO”), Chief Financial Officer, Ms. Blank (the “CFO”), and its next three most highly compensated executive officers, other than the CEO and the CFO, each of whom is listed in the Summary Compensation Table below.
(4)	Ms. Bibliowicz owns 2,000 shares of Common Stock jointly with her children.
(5)	Ms. Loessberg, a director of the Company since 2003, will not seek reelection at the Annual Meeting.
(6)	Includes 10,000 shares owned by the Kenneth C. Mlekush Revocable Trust.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that NFP’s executive officers and directors and persons who beneficially own more than 10% of a registered class of the Company’s equity securities file certain reports of such ownership and changes in such ownership with the SEC and provide copies of these reports to NFP. Based solely on NFP’s review of these reports and written representations furnished to NFP, NFP believes that all reports required to be filed by each of the reporting persons during the year ended December 31, 2010 were filed in a timely manner and were accurate in all material respects.

PROPOSAL I. ELECTION OF DIRECTORS

The current term of office of the Company’s directors expires at the Annual Meeting. The Board of Directors currently consists of eight members. Ms. Loessberg is resigning as a director immediately before the Annual Meeting and is not standing for reelection. Effective upon Ms. Loessberg’s resignation, the size of the Board will be reduced to seven members. The Nominating and Corporate Governance Committee and the Board of Directors have nominated and are recommending the election of each of the nominees set forth below as a director of the Company to serve until the 2012 Annual Meeting or until his or her successor is duly elected and qualified, in accordance with the Amended and Restated By-Laws of the Company. Each nominee is currently a director of the Company. Should any nominee become unable or unwilling to accept nomination or election, it is intended that the persons named as proxies will vote the shares that they represent for the election of a substitute nominee designated by the Board of Directors, unless the Board of Directors reduces the number of directors.

Name	Company Affiliation	Age as of April 12, 2011	Year First Elected to Serve as Director
Jessica M. Bibliowicz	Chairman, President and CEO of NFP	51	1999
Stephanie W. Abramson	Director	66	2003
Arthur S. Ainsberg	Director	64	2003
R. Bruce Callahan(1)	Director; and Chairman Emeritus of NFPISI	71	2007
John A. Elliott	Director	65	2005
J. Barry Griswell	Director	62	2010
Kenneth C. Mlekush	Director	72	2005

(1)	Mr. Callahan also previously served as a director of the Company from June 1999 to August 2003.

See “Information about the Company’s Directors and Executive Officers—Director Nominees” below for more detailed biographical information relating to the nominees for election to the Board of Directors.

The Board of Directors recommends a vote FOR each of the persons nominated by the Board of Directors.

INFORMATION ABOUT THE COMPANY’S DIRECTORS AND EXECUTIVE OFFICERS

Director Nominees

Qualifications

In considering candidates for the Board of Directors, the Nominating and Corporate Governance Committee takes into consideration NFP’s Guidelines for Selection of Directors (“NFP’s Director Guidelines”) and the Company’s Corporate Governance Guidelines, both available on the Company’s Web site at http://www.nfp.com/ir, and all other factors deemed appropriate by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s determination is made based primarily on the following criteria: (i) judgment, character, expertise, skills and knowledge useful to the oversight of the Company’s business, (ii) diversity of viewpoints, backgrounds, experiences and other demographics, (iii) business or other relevant experience and (iv) the extent to which the interplay of the nominee’s expertise, skills, knowledge and experience with that of other members of the Board of Directors will build a board that is effective, collegial and responsive to the Company’s needs.

Set forth below is biographical information concerning each nominee who is standing for election at the Annual Meeting. Following the biographical information for each nominee is a description of such nominee’s specific experience, qualifications, attributes and skills that the Nominating and Corporate Governance Committee and the Board of Directors considered in determining whether to recommend the nominee for election to the Board of Directors. In addition to the information presented below, the Company believes that a board comprised of its nominees constitutes a board with a reputation for integrity, strong business acumen and the exercise of sound judgment; a board that is strong in its collective knowledge and leadership abilities; and a board that has a diversity of viewpoints and backgrounds.

See “Corporate Governance—The Nominating and Corporate Governance Committee—Selection and Nomination of Directors” below for information regarding the process undertaken by the Nominating and Corporate Governance Committee in selecting and nominating qualified director candidates.

Jessica M. Bibliowicz. Ms. Bibliowicz joined NFP in April 1999 and has served as NFP’s President and Chief Executive Officer since then and as Chairman of the Board of Directors since June 2003. Prior to joining NFP, she served as President of John A. Levin & Co., a registered investment advisor, and as Executive Vice President and Head of Smith Barney Mutual Funds. Since May 2006, Ms. Bibliowicz has served as a director of The Asia Pacific Fund, Inc. Ms. Bibliowicz is also a member of the Board of Overseers of Weill Cornell Medical Center, serves on the Boards of Directors of Riverdale Country School and John Jay College Foundation, and serves on the Board of Trustees of Cornell University.

Ms. Bibliowicz’s experience as President and Chief Executive Officer of the Company for over 11 years gives her unique insights into the Company’s operations, challenges and opportunities, and a deep understanding of the Company’s producer talent. Ms. Bibliowicz has over 26 years of financial services industry experience, and during that time has amassed extensive knowledge about the industries in which the Company operates.

Stephanie W. Abramson. Ms. Abramson has served as an Adjunct Professor of Law at New York University School of Law since January 2010. From July 2005 to July 2008, Ms. Abramson served as Executive Vice President and General Counsel of DoubleClick Inc., an online advertising technology products and services company that was acquired by Google Inc. in March 2008. Ms. Abramson was a lawyer and consultant in private practice from January 2003 to June 2005. From February 2001 to January 2003, Ms. Abramson served as Chief Legal Officer and Chief Corporate Development Officer of Heidrick & Struggles International, Inc., and from June 1995 to November 2000, served as Executive Vice President, General Counsel and Secretary of Young & Rubicam Inc. Prior to joining Young & Rubicam Inc., Ms. Abramson was a Partner with Morgan, Lewis & Bockius LLP. Ms. Abramson has also been a member of various committees of the New York City Bar Association.

Ms. Abramson has a solid understanding of legal and regulatory affairs, and valuable expertise in matters involving executive compensation, governance and mergers and acquisitions. Ms. Abramson has practiced law for over four decades, and has acquired significant legal expertise in her position as general counsel for various public and private companies.

Arthur S. Ainsberg. Since August 2009, Mr. Ainsberg has served as Chief Operating Officer of Lehman Brothers Inc. in Liquidation. From December 2003 until July 2009, Mr. Ainsberg served as the Independent Consultant for Morgan Stanley & Co., under the Global Research Analyst Settlement, and was responsible for selecting and monitoring the providers of independent research for the clients of Morgan Stanley. Mr. Ainsberg was Chief Operating Officer at two investment partnerships, Brahman Capital Corp. from 1996 to 2000 and Bessent Capital Corp. during 2001. He also served as Chairman of the New York State Board for Public Accountancy from 1999 to 2000 and was a member of that board from 1993 to 2001. From 1998 to 2000, he was also a member of the Board of District 10 of the National Association of Securities Dealers. Mr. Ainsberg has served as a director, Chairman of the Audit Committee and member of the Compliance Committee of Nomura Securities International, Inc. (the U.S. based broker-dealer of The Nomura Group) since 1996. Mr. Ainsberg is also the author of Shackleton: Leadership Lessons From Antarctica (2008) and the co-author of Breakthrough: Elizabeth Hughes, the Discovery of Insulin, and the Making of a Medical Miracle (2010).

Mr. Ainsberg has robust experience in the financial services industry and a deep understanding of public and financial accounting matters for financial services companies. Mr. Ainsberg also brings to the Board of Directors a valuable perspective from his experience as a board member of a large U.S. based broker-dealer.

R. Bruce Callahan. Mr. Callahan has served as Chairman Emeritus of NFP Insurance Services, Inc. (“NFPISI”) since January 2006 and currently serves in various supervisory capacities and has an active role in carrier and producer relations and career development at NFPISI. Mr. Callahan served as Chairman and Chief Executive Officer of NFPISI from January 1999 to December 2005. Mr. Callahan also served as an NFP director from NFP’s inception to August 2003. Prior to joining NFP, Mr. Callahan was a founder and managing partner of Partners Financial Inc., a national producer group, before it was acquired by NFP in January 1999.

Mr. Callahan is a current employee, and former Chief Executive Officer, of NFPISI, an NFP subsidiary and a licensed insurance agency and insurance marketing organization. His history with the Company provides him with intimate knowledge of the Company’s operations. Mr. Callahan possesses extensive management and operational experience in the insurance and financial services industries, having held numerous sales, sales management and senior executive positions at various entities in the industry during his career.

John A. Elliott. Since September 2002, Dr. Elliott has served as Vice President of Baruch College, Dean of the Zicklin School at Baruch College and the Irwin and Arlene Ettinger Chair in Accountancy at the Zicklin School. Prior to joining the Zicklin School, Dr. Elliott served as an Associate Dean of the Johnson Graduate School of Management at Cornell University from 1996 to 2002 and held various professorship positions at Cornell University from 1982 to 2002. During his career, Dr. Elliott also held positions at Arthur Andersen & Co. and Westinghouse Electric Corporation. He has served as a director Liquidnet Holdings, Inc., a private company, since 2005, and previously served as a director of Neuberger Berman prior to its acquisition by Lehman Brothers. Dr. Elliott has also served as a director of several non-profit organizations, most recently the Graduate Management Admissions Council from 2004 through 2009.

Dr. Elliott possesses a PhD in Accounting and has garnered significant financial acumen and experience and background with regard to public and financial accounting matters. Dr. Elliott also brings to the Board of Directors exemplary communication and leadership skills honed during his career in academia that are invaluable during boardroom deliberations.

J. Barry Griswell. Mr. Griswell has served as President of the Community Foundation of Greater Des Moines since July 2008. Prior to that Mr. Griswell served in various executive positions at Principal Financial Group, Inc., a global financial services provider that offers a wide range of insurance and financial products and services, including Chairman from January 2002 to December 2008, Chief Executive Officer from January 2002 to April 2008 and President from January 2002 until June 2006. Mr. Griswell also served as a director of Principal Financial Group, Inc. from April 2001 to May 2010, and served as Chairman of its board of directors from January 2002 to May 2009. Prior to joining Principal Financial Group, Inc., Mr. Griswell served as President and Chief Executive Officer of MetLife Marketing Corporation, a distribution-marketing subsidiary of Metropolitan Life Insurance Company. Mr. Griswell has previously held several leadership positions with various industry trade associations, including the American Council of Life Insurers, the Life Underwriting Training Council, LIMRA and LL Global. He has also served as a director of Herman Miller, Inc., a public company that is an office furnishings designer and manufacturer, since July 2004. Mr. Griswell is also the co-author of The Adversity Paradox: An Unconventional Guide to Achieving Uncommon Business Success (2009).

Mr. Griswell is the former Chairman and Chief Executive Officer of a Fortune 500 company that operates within the Company’s industry. As such, he has extensive executive leadership, management and operational experience in the insurance and financial services industries. Mr. Griswell has a robust knowledge of and familiarity with the industries in which the Company operates, and in particular, has a strong background in the benefits industry, a line of business that is increasingly significant to the Company’s corporate strategy. Mr. Griswell also brings to the Board of Directors valuable public company board and board committee experience.

Kenneth C. Mlekush. Mr. Mlekush, currently retired, served as Vice Chairman of Jefferson-Pilot Life Insurance Company from October 2002 to April 2004 and held various executive officer positions at Jefferson-Pilot Life Insurance Company from January 1993 to April 2004, including President from April 1998 to October 2002. Mr. Mlekush has served as a director of Pan American Life Insurance Company since June 2005.

Mr. Mlekush has robust executive leadership and management experience in the insurance and financial services industries, having served as the president and a board member of four life insurance companies during his over 40 years of experience in the industry. Mr. Mlekush has a deep understanding of insurance carrier operations and insurance distribution, and brings to the Board of Directors extensive board experience and strong leadership skills honed during his career as an insurance industry executive.

Changes to the Board of Directors

On February 7, 2011, Shari Loessberg notified the Company that she would not seek reelection to the Board of Directors at the Annual Meeting, and will resign from the Board of Directors effective June 8, 2011. Ms.  Loessberg’s decision not to seek reelection did not involve a disagreement with the Company.

Executive Officers

Set forth below is information, as of April 12, 2011, concerning the Company’s executive officers.

Name	Age	Position
Jessica M. Bibliowicz	51	President and Chief Executive Officer
Stancil E. Barton	48	Executive Vice President and General Counsel
Donna J. Blank	50	Executive Vice President and Chief Financial Officer
James R. Gelder	62	Executive Vice President, and President of Individual Client Group
Michael N. Goldman	38	Executive Vice President, Mergers and Acquisitions
Douglas W. Hammond	45	Executive Vice President and Chief Operating Officer
Edward O’Malley	38	Senior Vice President, and President of Corporate Client Group
James L. Poer	40	Senior Vice President, and President of Advisor Services Group

Jessica M. Bibliowicz. For biographical information regarding Ms. Bibliowicz, see page 11.

Stancil E. Barton. Mr. Barton joined NFP in September 2005 and has served as NFP’s Executive Vice President, General Counsel and Corporate Secretary since June 2008. From April 2008 to June 2008 Mr. Barton served as Deputy General Counsel and Chief Compliance Officer, and prior to that, he served as Senior Vice President and Chief Compliance Officer. Mr. Barton also continues to serve as NFP’s Chief Compliance Officer. Prior to joining NFP, Mr. Barton was a partner with the law firm currently known as The Baetz Law Firm, a Texas-based firm specializing in insurance regulatory matters that he co-founded in 2003. Previously, Mr. Barton was a partner with the law firm currently known as Dewey & LeBoeuf LLP.

Donna J. Blank. Ms. Blank joined NFP in September 2008 and has served as NFP’s Executive Vice President and Chief Financial Officer since then. From 2003 until prior to joining NFP, Ms. Blank served as Chief Financial Officer of Financial Guaranty Insurance Company (“FGIC”), a provider of financial guaranty insurance for public finance and structured finance transactions, both before and after its sale by GE Capital Corporation to an investor group in late 2003. From 1997 to 2003, Ms. Blank served in several financial roles at FGIC.

James R. Gelder. Mr. Gelder joined NFP in July 2007 as an Executive Vice President and has served as President of NFP’s Individual Client Group since September 2009. Mr. Gelder has also served as Chief Executive Officer of NFPISI since July 2007. Prior to joining NFP, Mr. Gelder served in various executive management positions at insurance company subsidiaries of ING America Insurance Holdings, Inc., and served as head of the life insurance business distribution organization for ING U.S. Financial Services from November 2002 to June 2007, where he was responsible for all individual retail life insurance distribution. Since April 1999, Mr. Gelder has served on the Board of Directors of ReliaStar Life Insurance Company of New York, a subsidiary of ING Groep N.V.

Michael N. Goldman. Mr. Goldman joined NFP in March 2001 and has served as NFP’s Executive Vice President, Mergers and Acquisitions since April 2008. Mr. Goldman served as Senior Vice President, Head of Mergers and Acquisitions from January 2005 to April 2008 and served in various positions within NFP’s Office of the General Counsel prior to January 2005. Prior to joining NFP, Mr. Goldman was associated with the law firm of Skadden, Arps, Slate, Meagher & Flom LLP.

Douglas W. Hammond. Mr. Hammond joined NFP in November 1999 and has served as Chief Operating Officer since April 2008. Mr. Hammond served as NFP’s Executive Vice President and General Counsel from January 2004 to June 2008 and as NFP’s Executive Vice President and Deputy General Counsel from December 2002 to January 2004. Prior to December 2002, Mr. Hammond served in various positions within NFP’s Office of the General Counsel. Prior to joining NFP, Mr. Hammond was associated with the law firm currently known as Dewey & LeBoeuf LLP.

Edward O’Malley. Mr. O’Malley joined NFP in February 2002 and has served as President of NFP’s Corporate Client Group and Senior Vice President of NFP since September 2009. From January 2004 to September 2009, Mr. O’Malley served as NFPISI’s Senior Vice President of NFP Benefits, an operating division of NFPISI, and prior to that, served as Director of Benefits Distribution at NFPISI. Prior to joining NFP, Mr. O’Malley was Vice President of Sales and Business Development for V-Simplify, a web-based employee benefits administrator.

James L. Poer. Mr. Poer joined NFP in 2003 and has served as President of NFP’s Advisor Services Group since September 2009 and as a Senior Vice President of NFP since March 2011. Mr. Poer has also served as President of NFP Securities, Inc. (“NFPSI”), NFP’s principal broker-dealer subsidiary, since June 2008. Prior to that, Mr. Poer served as Senior Vice President of NFPSI’s Advisory & Investment Services from January 2005 to June 2008 and as Vice President, Advisory Services from February 2003 to December 2004. Prior to joining NFP, Mr. Poer was Director of Advisory Services for two of American International Group, Inc.’s registered investment advisors.

CORPORATE GOVERNANCE

Board of Directors

Meetings

The Board of Directors oversees NFP’s business and directs NFP’s management. The Board of Directors meets periodically with management to review NFP’s performance and NFP’s business strategy. Members of the Board of Directors also regularly consult with management. The Board of Directors met eight times during 2010. Each director attended, either in person or by telephone, at least 75% of the aggregate of the meetings of the Board of Directors and the committees of the Board of Directors on which he or she served during 2010.

Independence

Under the NYSE listing standards, in order to consider a director independent, the Board of Directors must affirmatively determine that he or she has no material relationship with NFP. The standards specify the criteria for determining whether directors are independent and contain guidelines for directors and their immediate family members with respect to employment or affiliation with NFP or its independent registered public accounting firm. In addition to the NYSE’s standards for independence, the Board of Directors has adopted additional independence standards to assist it in making independence determinations. NFP’s Director Guidelines contain the formal director qualification and independence standards adopted by the Board of Directors, and are available on the Company’s Web site at http://www.nfp.com/ir.

The Nominating and Corporate Governance Committee and the Board of Directors each undertook their annual review of director independence in March 2011. During these reviews, the Nominating and Corporate Governance Committee and the Board of Directors considered legal requirements regarding director independence and also NFP’s Director Guidelines. The Nominating and Corporate Governance Committee and the Board of Directors also considered that from time to time in the ordinary course of business, certain of the Company’s directors and their immediate families, as well as the entities with which they are associated, have been, or currently are, clients of one or more of the Company’s subsidiaries. For more information on these relationships, see “Certain Relationships and Related Transactions” below.

As a result of these reviews, the Nominating and Corporate Governance Committee recommended to the Board of Directors, and the Board of Directors determined that, each of Messrs. Ainsberg, Elliott, Griswell and Mlekush, Ms. Abramson and Ms. Loessberg has no material relationship with NFP and is “independent” under the NYSE listing standards and NFP’s Director Guidelines. The Nominating and Corporate Governance Committee and the Board of Directors determined that none of the independent directors’ former or current status as a client of a Company subsidiary impaired such director’s independence or constituted a material relationship with NFP. Ms. Bibliowicz and Mr. Callahan are not “independent” because they are employed by the Company. Except as disclosed in this section, each nominee who has been determined to be “independent” has no relationship with the Company other than being a director, nominee or stockholder.

Annual Meeting of Stockholders

The Company believes that it is important for members of the Board of Directors to attend the Company’s annual meetings of stockholders and, therefore, adopted a policy encouraging all directors to use their best efforts to attend all annual meetings. All of the Company’s directors attended the 2010 Annual Meeting of Stockholders. At the Company’s 2010 Annual Meeting of Stockholders, each of the Company’s director nominees was elected by the requisite majority of votes cast on the matter and none of them received against votes of 50% or greater at such meeting.

Board Leadership Structure

The Board of Directors believes that having a combined Chairman/CEO, an independent Lead Director, a majority of independent directors and independent key board committees provides an effective and appropriate leadership structure for the Company.

NFP’s Corporate Governance Guidelines provide that the Board of Directors will select its Chairman and the Company’s CEO in the manner it considers in the best interests of the Company at any given point in time. At this time, the Board of Directors combines the role of Chairman of the Board of Directors and the Company’s CEO. The Board of Directors believes that combining the roles of Chairman and CEO fosters unified leadership and direction for the Board of Directors and executive management and allows for alignment and clear accountability in the development and execution of the Company’s strategic initiatives and business plans. Ms. Bibliowicz is the director most familiar with the Company’s business and industry, and by serving in these dual capacities, she is best situated to effectively identify strategic priorities and lead discussions on key business issues that impact all of the Company’s stakeholders. The Board of Directors also considered Ms. Bibliowicz’s prior history and performance in serving in these dual capacities, and believes that Ms. Bibliowicz has provided effective leadership and guidance in the pursuit of the Company’s strategic objectives during her tenure as the Company’s Chairman and CEO.

To assure effective independent oversight of the Company’s management, the Board of Directors has designated the Chairman of the Nominating and Corporate Governance Committee, Mr. Mlekush, to serve as the independent Lead Director of the Board of Directors. The Lead Director’s duties include:

•	presiding at each board meeting at which the Chairman/CEO is not present;

•	presiding at executive sessions of independent directors;

•	serving as the liaison between the Chairman/CEO and the independent directors;

•	approving the agenda and schedule for board meetings and executive sessions;

•	approving information sent to the Board of Directors;

•	advising the Chairman/CEO of decisions reached and suggestions made at executive sessions; and

•	if requested by major stockholders, ensuring that he is available for consultation and direct communication with such stockholders.

Further enhancing the overall independent functioning of the Board of Directors is the fact that the Board of Directors is comprised of over a two-thirds majority of independent directors. The independent directors meet in executive session without the presence of management at least quarterly. The independent directors also conduct an annual evaluation of Ms. Bibliowicz’s performance in her dual capacities of Chairman and CEO. In addition, the Company’s governance structure is strengthened by virtue of each of its key committees consisting entirely of independent directors. These committees provide additional independent oversight of management.

Through the designation of a Lead Director and the Company’s overall governance structure, the Board of Directors believes it has effectively balanced the need for strategic leadership by the Company’s Chairman and CEO with the oversight and objectivity of the independent directors, and has created an effective and appropriate leadership structure that is conducive to the risk oversight process. The Board of Directors recognizes that, depending on the circumstances, other leadership structures might be appropriate and in the best interests of the Company. Accordingly, the Board of Directors has the discretion to modify its leadership structure in the future if it deems it in the best interests of the Company to do so.

Role of Board of Directors in Risk Oversight

The full Board of Directors oversees significant risks to the Company relating to operations, finance, strategy and reputation. The Board of Directors reviews and approves the annual budget, changes to the Company’s capital structure, and corporate strategy, including significant or unusual acquisitions or dispositions. To help provide oversight over the Company’s strategic risks, the Board of Directors also holds at least one annual strategy meeting to review business and strategic plans for the Company. Additionally, the Board of Directors receives regular reports from members of senior management on areas of risk to the Company. While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board of Directors also have responsibility for risk management. Each key committee of the Board of Directors is responsible for evaluating certain risks and overseeing the management of such risks and the entire Board of Directors is regularly informed through committee reports about such risks.

The Audit Committee plays a key role in the Board of Directors’ exercise of its risk oversight function. The Audit Committee is primarily responsible for overseeing matters involving the Company’s financial and operational risks, and the guidelines, policies and processes for managing such risks, including internal controls. The Audit Committee conducts its risk oversight in a variety of ways, including reviewing management’s assessment of the Company’s internal control over financial reporting, reviewing the results of regulatory examinations, and receiving quarterly reports on legal and regulatory matters. The Audit Committee also oversees the Company’s internal audit department, the head of which reports directly to the Audit Committee (other than with respect to the department’s daily operations), and reviews the Company’s annual internal audit plan, which includes an annual risk assessment. Additionally, the Company’s independent registered public accounting firm regularly discusses risks and related mitigation measures that may arise during its regular reviews of the Company’s financial statements with the Audit Committee. To ensure candid and complete reporting, the Audit Committee regularly meets in separate executive sessions with management, the head of the Company’s internal audit department and the Company’s independent registered public accounting firm.

The Compensation Committee considers the relationship of the Company’s compensation policies and practices to risk and risk management. In setting compensation, the Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy. For a discussion of the Compensation Committee’s review of the Company’s compensation policies and practices as they relate to risk, including a consideration of risk-mitigating factors, see “—The Compensation Committee” and “Compensation Discussion and Analysis—Risk Assessment” below.

Finally, the Nominating and Corporate Governance Committee manages risks associated with the Company’s corporate governance practices, succession planning, potential conflicts of interest and the organization, membership and structure of the Board of Directors.

Stockholder Communications

The Company has adopted a procedure by which stockholders or other interested persons may send communications directly to the Board of Directors, or to specified individual directors, including the Lead Director or the independent directors as a group, by writing to the Board of Directors or such individual directors in care of the Corporate Secretary, National Financial Partners Corp., 340 Madison Avenue, 20th Floor, New York, NY 10173. All communications that are not in the nature of advertising or promotions for a product or service will be promptly distributed by the Corporate Secretary to such individual directors or to all directors if addressed to the entire Board of Directors.

Stock Ownership and Retention Guidelines

The Company has adopted stock ownership and retention guidelines for its executive officers and directors to help ensure that they each maintain an equity stake in the Company, and by doing so, appropriately link their interests with those of other stockholders. For information on the guidelines applicable to executive officers, see “Compensation Discussion and Analysis—Key Elements of the Company’s Executive Compensation Program—Stock Ownership and Retention Guidelines” below. For information on the guidelines applicable to non-management directors, see “Director Compensation—Stock Ownership and Retention Guidelines” below. The Nominating and Corporate Governance Committee reviews adherence to the guidelines on an annual basis.

Prohibition against Hedging Transactions

The Company has an insider trading policy, which among other things, prohibits directors, executives and certain other employees from engaging in short sales of NFP securities, holding NFP securities in margin accounts, pledging NFP securities and engaging in hedging transactions involving NFP securities.

Succession Planning

The Nominating and Corporate Governance Committee, in consultation with the CEO, reviews the Company’s management succession plans on an annual basis to ensure that an effective succession process is in place and to discuss potential internal successors for both emergency and long-term executive succession. In 2010, the Nominating and Corporate Governance Committee and the Compensation Committee engaged an external consulting firm to provide assistance with the Company’s succession planning efforts, and to specifically (i) develop a comprehensive CEO succession planning process, (ii) identify and develop succession planning for other critical executive roles and (iii) develop organizational capabilities to enable the Company’s succession planning efforts to be intertwined with the Company’s ongoing business processes. The succession planning activities of the Nominating and Corporate Governance Committee and the Compensation Committee are discussed with the full Board of Directors and with the independent directors in executive session.

The Nominating and Corporate Governance Committee

The primary responsibilities of the Nominating and Corporate Governance Committee are as follows:

•	to identify and recommend to the Board of Directors individuals qualified to serve as directors of the Company and on committees of the Board of Directors; and

•	to advise the Board of Directors with respect to board composition, procedures and committees and corporate governance principles applicable to the Company.

The Nominating and Corporate Governance Committee is composed of the following four directors: Mr. Mlekush (Chairman), Mr. Ainsberg, Mr. Griswell and Ms. Loessberg. Each member of the Nominating and Corporate Governance Committee has been determined by the Board of Directors to be “independent” within the meaning of the rules of the NYSE. The Nominating and Corporate Governance Committee is governed by a charter that has been approved and adopted by the Board of Directors and is reviewed and reassessed annually by the Nominating and Corporate Governance Committee. In connection with such review and assessment, in December 2010, the Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, adopted an Amended and Restated Nominating and Corporate Governance Committee Charter. A copy of the Nominating and Corporate Governance Committee Charter is available on the Company’s Web site at http://www.nfp.com/ir. The Nominating and Corporate Governance Committee met seven times in 2010.

Selection and Nomination of Directors

The Nominating and Corporate Governance Committee identifies candidates to the Board of Directors through introductions from members of the Board of Directors, management, employees and other sources. The Nominating and Corporate Governance Committee may also retain a third-party search firm for assistance in identifying candidates, although the Nominating and Corporate Governance Committee did not utilize the services of such a firm in 2010.

In considering candidates for the Board of Directors, the Nominating and Corporate Governance Committee takes into consideration NFP’s Director Guidelines, the Company’s Corporate Governance Guidelines, and all other factors deemed appropriate by the Nominating and Corporate Governance Committee. The primary criteria that the Nominating and Corporate Governance Committee considers are discussed on page 11. Although the Board of Directors has not established a formal policy regarding diversity in the nomination process, as noted

above, diversity of viewpoints, backgrounds, experiences and other demographics is one of the criteria that NFP’s Director Guidelines require the Nominating and Corporate Governance Committee to consider in identifying and evaluating director nominees. The Nominating and Corporate Governance Committee believes that diversity in personal, educational and professional experiences, as well as diversity in characteristics and talent, benefit the Company by increasing the range of skills and perspectives of the Board of Directors and enhance its ability to manage and direct the affairs and business of the Company.

Members of the Nominating and Corporate Governance Committee discuss and evaluate possible candidates in detail prior to recommending them to the Board of Directors. Once a candidate is identified whom the Nominating and Corporate Governance Committee and the Board of Directors want to move toward nomination, the Chairman of the Nominating and Corporate Governance Committee and the Chairman of the Board of Directors enter into discussions with that nominee.

In addition, prior to nominating any director for reelection, the Nominating and Corporate Governance Committee engages in a formal review process to evaluate the performance of such director and the suitability of such director remaining on the Board of Directors. As part of the review process, each of the Company’s directors completes an evaluation form for each other member of the Board of Directors. The results of the evaluations are discussed at meetings of the Nominating and Corporate Governance Committee and the Board of Directors.

Candidates Nominated by Stockholders

The Nominating and Corporate Governance Committee will also consider nominees recommended by stockholders. NFP’s Director Guidelines provide that nominees recommended by stockholders should be given appropriate consideration in the same manner as other nominees. Pursuant to the Company’s Amended and Restated By-Laws, stockholders who wish to nominate a candidate for consideration by the Nominating and Corporate Governance Committee for election at the 2012 Annual Meeting may do so by delivering written notice, no earlier than January 10, 2012 and no later than February 9, 2012, of such nominees’ names to National Financial Partners Corp., 340 Madison Avenue, 20th Floor, New York, NY 10173, Attention: Secretary. Any stockholder of record or beneficial owner of Common Stock on whose behalf a nomination is being proposed must (i) be a stockholder of record or beneficial owner on the date of the giving of such notice, on the record date for the determination of stockholders entitled to notice of and to vote at the 2012 Annual Meeting and at the time of the 2012 Annual Meeting and (ii) comply with the applicable notice procedures set forth in the Company’s Amended and Restated By-Laws.

The Company’s Amended and Restated By-Laws require that certain information must be included in the notice provided to the Company’s Secretary regarding the nomination and the stockholder giving the notice, the beneficial owner on whose behalf the notice is made, if any, and any affiliate or associate of the stockholder or the beneficial owner (collectively, the “Nominating Person”). The information required to be set forth in such notice includes (i) the name and address of the Nominating Person, (ii) information regarding the Common Stock owned, directly or indirectly, beneficially or of record by the Nominating Person, (iii) whether and the extent to which any derivative or other instrument, transaction, agreement or arrangement has been entered into by or on behalf of the Nominating Person with respect to the Common Stock and certain additional information relating to any such instrument, transaction, agreement or arrangement as described in the Company’s Amended and Restated By-Laws, (iv) any other information relating to the Nominating Person that would be required to be disclosed in a proxy statement or other filings made with the SEC in connection with the solicitation of proxies with respect to such business and (v) a description of all arrangements or understandings (including any anticipated benefits to the Nominating Person as a result of the nomination) between or among the Nominating Person and the candidate and any other person in connection with the proposed nomination. The notice must also include a representation that the stockholder giving the notice intends to appear in person or by proxy at the 2012 Annual Meeting to nominate the person named in the notice.

The Company’s Amended and Restated By-Laws also require that the notice provide certain information regarding the candidate whom the Nominating Person proposes to nominate as a director, including (i) certain biographical information, such as name, age, address and principal occupation, (ii) the information that would be required to be provided if the candidate were a Nominating Person, (iii) a resume or other written statement of the qualifications of the candidate and (iv) all other information regarding the candidate, including the written consent of the candidate indicating that the candidate is willing to be named in the proxy statement as a nominee and serve as a director if elected, that would be required to be disclosed in a proxy statement or other filings made with the SEC in connection with the solicitation of proxies for director elections.

For a complete description of the procedures and disclosure requirements to be complied with by stockholders in connection with submitting director nominations, stockholders should refer to the Company’s Amended and Restated By-Laws.

No candidates for director nominations were submitted by any stockholder in connection with the Annual Meeting.

Majority Voting for Directors

The Company’s Amended and Restated By-Laws provide for majority voting in the election of directors. This means that, in uncontested elections, directors are elected by a majority of the votes cast. Consequently, the number of shares voted “for” a director must exceed the number of shares voted “against” that director. In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors would be a plurality of the shares present in person or represented by proxy at the stockholders’ meeting and entitled to vote on the election of directors. In addition, NFP has adopted a policy whereby any incumbent director nominee who fails to receive a majority of votes cast “for” his or her election will tender his or her resignation for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will recommend to the Board of Directors the action to be taken with respect to such offer of resignation.

Corporate Governance Policies

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethics and a Code of Ethics for the Company’s Chief Executive Officer and Senior Financial Officers. The Nominating and Corporate Governance Committee regularly reviews the Company’s corporate governance policies in light of best practices and legal, regulatory and corporate governance changes and recommends changes to such policies to the Board of Directors for consideration. Copies of these corporate governance policies are available on the Company’s Web site at http://www.nfp.com/ir.

The Audit Committee

The Company has a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The primary responsibilities of the Audit Committee are to assist the Board of Directors in its oversight of:

•	the Company’s financial reporting processes and the audit of the Company’s financial statements, including the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the Company’s internal control over financial reporting;

•	the Company’s independent registered public accounting firm’s qualifications, performance and independence;

•	the performance of the Company’s internal audit function; and

•	the Company’s management of market, credit, liquidity and other financial and operational risks.

The Audit Committee is composed of the following three directors: Dr. Elliott (Chairman), Ms. Abramson and Mr. Ainsberg. Each member of the Audit Committee has been determined by the Board of Directors to be “independent” within the meaning of the NYSE’s listing standards and Rule 10A-3 of the Exchange Act. In addition, the Board of Directors has determined that each member of the Audit Committee is financially literate and that Dr. Elliott and Mr. Ainsberg have accounting or related financial management expertise, as such qualifications are defined under the rules of the NYSE, and are “audit committee financial experts” within the meaning of the rules of the SEC. The Audit Committee is governed by a charter that has been approved and adopted by the Board of Directors and is reviewed and reassessed annually by the Audit Committee. A copy of the Audit Committee Charter is available on the Company’s Web site at http://www.nfp.com/ir. The Audit Committee met six times in 2010.

The Audit Committee and the Board of Directors have developed the Company’s Whistleblower Protection Procedures, which, among other things, set forth procedures for the Audit Committee to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding accounting or auditing matters. A copy of the Company’s Whistleblower Protection Procedures is available on the Company’s Web site at http://www.nfp.com/ir.

Audit Committee Report

Management is responsible for the preparation and integrity of the Company’s financial statements. The Audit Committee reviewed the Company’s audited financial statements for the year ended December 31, 2010 and met with both management and the Company’s independent registered public accounting firm to discuss those financial statements, including the critical accounting policies on which the financial statements are based.

The Audit Committee received from, and discussed with, the independent accountants their written disclosure and letter regarding their independence from the Company as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence. The Audit Committee also discussed with the external auditors any matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

AUDIT COMMITTEE

John A. Elliott (Chairman)

Stephanie W. Abramson

Arthur S. Ainsberg

The Compensation Committee

The primary responsibilities of the Compensation Committee are as follows:

•	to oversee the Company’s compensation and employee benefit plans and practices, including its executive compensation plans and its incentive-compensation and equity-based plans; and

•	to approve all salary levels and incentive awards for executive officers.

The Compensation Committee is composed of the following four directors: Ms. Abramson (Chairman), Mr. Griswell, Ms. Loessberg and Mr. Mlekush. Each member of the Compensation Committee has been determined by the Board of Directors to be “independent” within the meaning of the rules of the NYSE, an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and a “non-employee director” under Rule 16b-3 promulgated under the Exchange Act. The Compensation Committee is governed by a charter that has been approved and adopted by the Board of Directors and is reviewed and reassessed annually by the Compensation Committee. A copy of the Compensation Committee Charter is available on the Company’s Web site at http://www.nfp.com/ir. The Compensation Committee met 14 times in 2010.

The Compensation Committee administers NFP’s plans pursuant to which equity compensation awards have been granted, including the Amended and Restated 1998 Stock Incentive Plan, Amended and Restated 2000 Stock Incentive Plan, Amended and Restated 2000 Stock Incentive Plan for Principals and Managers, Amended and Restated 2002 Stock Incentive Plan and Amended and Restated 2002 Stock Incentive Plan for Principals and Managers (collectively, the “Pre-IPO Stock Incentive Plans”) and the 2009 Stock Incentive Plan (the “2009 SIP,” together with the Pre-IPO Stock Incentive Plans, the “Stock Incentive Plans”). The Compensation Committee also administers the 2009 Management Incentive Plan pursuant to which performance-based compensation, including the annual bonus and long-term equity incentive awards, to certain senior executives of the Company is determined.

The Compensation Committee determines the compensation of the Company’s executive officers, including the Named Executive Officers. The Compensation Committee considers the recommendations of the CEO in determining executive officer compensation (except with regard to the CEO) and establishing the Company’s compensation plans and programs. However, the Compensation Committee exercises its full discretion in making the ultimate determinations on these matters, including modifying any recommendations presented by the CEO.

The Compensation Committee has authority under its charter to retain, approve fees for, and terminate advisors or consultants as it deems necessary to assist in the fulfillment of its responsibilities. Since 2004, the Compensation Committee has retained Frederic W. Cook & Co., Inc. (“FW Cook”), an independent compensation consulting firm, to provide compensation consulting services to the Compensation Committee, including periodic reviews of the Company’s executive compensation program and assistance in determining the various forms and amounts of compensation to award to executive officers. FW Cook has no economic relationships with NFP other than the services it provides to the Compensation Committee, and FW Cook’s role is strictly limited to providing advice and guidance on the Company’s compensation programs to the Company’s Compensation Committee. Under the direction of and at the request of the Chairman of the Compensation Committee, FW Cook interacts with management as appropriate to obtain information and data necessary for its work on behalf of the Compensation Committee. Representatives of FW Cook attend meetings of the Compensation Committee at the invitation of the Chairman of the Compensation Committee.

The Compensation Committee also has authority under its charter to retain independent counsel with respect to matters within its scope of responsibilities as it deems necessary. Since 2003, the Compensation Committee has routinely retained independent legal counsel to provide advice on compensation matters and perform other duties as the Compensation Committee may request from time to time, including reviewing and preparing documents relating to the Compensation Committee’s work, and participating in negotiations on the

Compensation Committee’s behalf. The Compensation Committee’s counsel is not one of the legal advisors utilized by the Company’s management.

The Chairman of the Compensation Committee determines the agendas for its meetings with the assistance of the CEO. Compensation Committee meetings are regularly attended by the CEO, the CFO, the Company’s Chief Operating Officer (“COO”), the Company’s General Counsel and the Company’s Director of Human Resources, although one or more of these officers are excused from time to time depending on the subject of the Compensation Committee’s deliberations. The Compensation Committee also regularly meets in executive session in the absence of the Company’s officers. The Compensation Committee’s Chairman provides a report to the Board of Directors of the matters discussed and the actions taken at Compensation Committee meetings. The Company’s Office of the General Counsel and the Company’s Human Resources Department support the Compensation Committee in its duties and, along with certain committees comprised solely of the Company’s management, may be delegated authority to fulfill certain administrative duties regarding the Company’s compensation programs. These management committees include (i) the Investment Committee, which reviews the investment offerings for the Company’s 401(k) defined contribution plan (the “401(k) Plan”) and the Company’s Amended and Restated Deferred Compensation Plan for Employees of NFP, NFPSI and NFPISI (the “Deferred Compensation Plan”), (ii) the Fiduciary Committee, which administers the Company’s 401(k) Plan, (iii) the Equity Plan Committee, which approves individual equity awards below an annual maximum to non-executive employees and contractors, (iv) the Human Resources Committee, which administers the Company’s Severance Plan, the Deferred Compensation Plan, the Company’s Employee Stock Purchase Plan (the “ESPP”) and certain other employee benefits plans and (v) the Employee Benefits Appeals Committee, which, among other things, evaluates appeals with respect to certain of the Company’s benefits plans.

The Company’s Chief Compliance Officer and the Company’s Director of Human Resources have evaluated, and reviewed with the Compensation Committee, the design of and controls in the Company’s compensation policies and practices for all Company employees to determine whether they encourage unnecessary and excessive risk-taking. During this evaluation, the Company’s management and the Compensation Committee considered both the existence of sufficient internal controls within the Company designed to prevent manipulation that could impact compensation decisions and the existence of controls described in the “Compensation Discussion and Analysis” below that also apply to employees of the Company who are not executive officers. Based on the analysis conducted by the Company’s management and reviewed by the Compensation Committee, the Company does not believe that its compensation policies and practices for employees generally are reasonably likely to have a material adverse effect on the Company and the Company does not believe that its compensation policies and practices encourage unnecessary and excessive risk-taking. The Compensation Committee subsequently informed the Board of Directors of the process and outcome described above.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis provides information about the fiscal year 2010 compensation program for the Company’s Named Executive Officers, who are the following:

•	Jessica Bibliowicz, President and CEO;

•	Donna Blank, EVP and CFO;

•	Douglas Hammond, EVP and COO;

•	Michael Goldman, EVP, Merger & Acquisitions; and

•	James Gelder, EVP, and President of NFP’s Individual Client Group.

The Company’s goal for its executive compensation program is to attract and retain an effective and entrepreneurial team of executives and motivate them to lead the Company’s success in dynamic and competitive markets and create sustainable value for stockholders over time.

The compensation of the Company’s Named Executive Officers is highly performance-based and consists of three key components: base salary; annual performance-based cash bonus; and an annual performance-based long-term equity incentive award. The annual performance-based cash bonus provides incentives for executives to achieve the Company’s annual financial and strategic goals. Long-term equity awards provide incentives for executives to focus on long-term value creation for stockholders and encourage retention of executives, since the ultimate value of the award to the executive depends on both the value of the Common Stock on the vesting date and the executive’s continued employment.

Pay-for-Performance

The key components of the Company’s executive compensation program are based on the principle of “pay for performance.” Like many companies, the Company uses a combination of fixed and variable compensation programs to reward and incentivize strong performance, and to align the interests of the Company’s executives with the interests of its stockholders. While the Compensation Committee believes that financial performance should be the most significant driver of compensation, other non-financial factors that drive long-term value for stockholders are also taken into account by the Compensation Committee, including progress on strategic initiatives.

Ultimately, the amount of variable compensation awarded to the Named Executive Officers is determined based on the performance of the Company, taking into account the affordability of the compensation awards and fairness to both the executive and stockholders.

Fiscal Year 2010 Performance

The Company’s performance during fiscal 2010 reflected improved margins in two of the Company’s three key business segments and improved operational expense discipline year-over-year, despite an economic environment that continued to be challenging. In determining fiscal 2010 compensation, the Compensation Committee paid particular attention to the following notable areas of achievement:

•	Revenues: The Company’s 2010 revenues were $981.9 million, a 3.5% increase over 2009;

•	Organic Revenues: The Company’s 2010 organic revenues increased by 6.9% over 2009;

•	Adjusted EBIDTA: The Company’s 2010 Adjusted EBIDTA was $116.8 million, a 5.9% increase over 2009;

•	Total Shareholder Return: The Company’s one-year total shareholder return for 2010 was 66%;

•	Operating Cash Flow: The Company continued to generate strong operating cash flow, with cash flow from operations exceeding $100 million for the second consecutive year;

•	Expenses: The Company’s compensation and non-compensation expenses decreased by $15.1 million in 2010, a 3.5% decrease from 2009;

•

Financial Flexibility: During 2010, the Company improved its financial flexibility by reducing refinancing risk and lengthening debt maturities. In 2010, the Company repurchased or acquired by tender offer all of its outstanding 0.75% Convertible Senior Notes due 2012; issued 4.0% Convertible Senior Notes due 2017; repaid and terminated its credit facility that was scheduled to mature in 2011; and entered into a new four-year credit facility;

•	Continued Financial Stability: The Company maintained significant liquidity during 2010 and remained comfortably within its debt covenants;

•

Strategic Initiatives: During 2010, the Company launched its new branding initiatives and continued its sub-acquisition and consolidation strategy to strengthen existing subsidiaries and dispose of underperforming businesses; and

•

Industry Recognition: During 2010, the Company was ranked as the ninth Top Global Insurance Broker by Best’s Review; operated the third largest Executive Benefits Provider of nonqualified deferred compensation plans administered for recordkeeping clients as ranked by PlanSponsor; operated a top ten Independent Broker Dealer as ranked by Financial Planning and Financial Advisor; and had four advisors ranked in Barron’s Top 100 Independent Financial Advisors.

The Compensation Committee considered all of the above factors in the context of the environment in which the Company operated in 2010 and concluded that Company achieved positive financial results and accomplished strategic initiatives. As a result, the Compensation Committee determined that the variable component of pay levels for the Named Executive Officers, in general, in 2010 should be higher than 2009 variable pay levels, with individual variations based on individual performance.

Evolving Executive Compensation Structure and Best Practices

Under the Compensation Committee’s leadership, the Company has made several changes to its executive compensation program in recent years to further align the Company’s executive compensation structure with the interests of the Company’s stockholders and emerging executive compensation best practices. These changes include the following:

•	In 2009, the Company eliminated perquisites for executives with the exception of reimbursement for spousal travel on certain business trips;

•	In 2009, the Company eliminated enhanced health and welfare benefits for executives. Executives now have the same health and welfare benefits as the Company’s other salaried employees;

•	In 2010, the Company adopted more robust stock ownership guidelines for its executives and directors;

•

In 2010, the Company amended its insider trading policy to prohibit executives, directors and certain other employees from hedging the economic risks of their Common Stock ownership and from pledging Company securities;

•

In 2010, at the Compensation Committee’s request, Ms. Bibliowicz agreed to waive accelerated vesting upon certain termination events and change in control of the Company under her employment agreement with respect to restricted stock unit (“RSU”) awards made in 2010 and thereafter; and

•

In 2011, the Compensation Committee decided not to renew the current term of the Company’s change in control severance plan. The Compensation Committee intends to replace the plan with one that more closely aligns with current compensation practices and trends. In particular, the replacement change in control severance plan will not include a gross-up on excess parachute payments, as discussed in more detail on page 35.

Compensation Philosophy and Objectives

The Company’s executive compensation philosophy is to maintain practices that attract, retain and motivate the Company’s executive officers, including the Named Executive Officers, who are critical to the Company’s long-term success and the creation of long-term stockholder value, and provide significant opportunity to reward superior individual and Company performance. Accordingly, the Company’s executive compensation program is designed to:

•	link rewards to achievement of the Company’s business objectives and financial performance;

•	provide rewards for superior individual performance and contributions to the achievement of such objectives;

•	encourage equity ownership by the executive officers to align their economic interests with those of stockholders;

•

provide an appropriate mix of fixed and variable compensation that balances short-term performance with long-term performance and discourages executives from taking unnecessary and excessive risks; and

•	encourage executive retention.

In support of the above objectives, the Compensation Committee continuously reviews the design of the various components of the Company’s executive compensation program and evaluates emerging best practices and trends in compensation design to ensure that the program supports the Company’s short- and long-term strategic and financial goals and appropriately balances risk in the overall business strategy against potential reward to executives.

Role of Chief Executive Officer

The CEO evaluated, with the Compensation Committee, the performance and contributions of the executive officers other than herself, and made compensation recommendations to the Compensation Committee based on these evaluations. The Compensation Committee can and, with respect to 2010 compensation, did exercise discretion in modifying compensation recommendations related to executive officers that are made by the CEO. The amount and form of compensation for the Named Executive Officers for 2010 were determined by the Compensation Committee in its sole discretion.

Role of Independent Compensation Consultant

In evaluating the compensation of executive officers for 2010, the Compensation Committee retained the services of FW Cook, an independent compensation consultant. FW Cook provided assistance to the Compensation Committee on the structure of the Company’s executive compensation program, and provided information regarding evolving compensation trends and best practices. In 2010, FW Cook also assisted with the redesign of the Company’s executive and non-management director stock ownership and retention guidelines, reviewed the Company’s existing change in control severance plan in light of compensation best practices, and advised the Compensation Committee on a replacement change in control severance plan that is expected to be adopted in 2011, each as described below.

Use of Independent Counsel

The Compensation Committee retained independent legal counsel for 2010 with respect to certain matters within its scope of responsibilities. The Compensation Committee’s independent counsel advised on legal matters that came before the Compensation Committee, including the RSU award agreements for the CEO discussed below, and the “Compensation Discussion and Analysis” and related tables contained in this Proxy Statement and last year’s proxy statement.

Pay Levels

The Company does not target any particular percentile or comparative level of total compensation (or any of the key elements of total compensation) for any Named Executive Officer. Pay levels for the Named Executive Officers, however, are determined by weighing multiple criteria, including the individual’s roles and responsibilities within the Company, the individual’s experience and expertise, and the performance of the individual and the Company as a whole. The Compensation Committee is responsible for approving pay levels for the Named Executive Officers. In determining pay levels, the Compensation Committee considers all forms of compensation and benefits, including the mix thereof.

The Compensation Committee did not engage in formal benchmarking in establishing the compensation of the Named Executive Officers in 2010. The Company last engaged in benchmarking compensation for its executive officers in 2007 and since then has not relied on formal benchmarking to drive executive compensation decisions most notably because (i) the Company has very few direct industry peers and (ii) compensation practices within the financial services industry have been impacted by recent economic and regulatory factors that mitigate the ability to identify normal pay practices. Although the Compensation Committee did not engage in formal benchmarking in determining 2010 pay levels, it considered information provided by FW Cook regarding broad market trends with respect to individual pay components and total pay levels.

In the absence of benchmarking and competitive data, the Compensation Committee has made compensation decisions for 2010 based on an annual review of financial performance, and overall cost structure in relation to financial performance to ensure a balanced outcome that is affordable to the Company and fair to both executives and stockholders. In setting pay levels, the Compensation Committee took into account the particular achievements of the Company noted above and the specific achievements of the Named Executive Officers discussed below. Besides performance and affordability, the Compensation Committee also considered internal pay equity among the Company’s leadership team. The Company’s leadership is provided by a team comprised of the CEO, CFO and COO, who share responsibilities for strategic planning and decision-making. Accordingly, there is relative parity in the compensation provided to these executives.

Key Elements of the Company’s Executive Compensation Program

The key elements of the Company’s executive compensation program consist of the following:

•	base salary;

•	annual performance-based cash bonus; and

•	annual performance-based long-term equity incentive award.

While the Company does not use a pre-established policy or target for the allocation among these three elements for any Named Executive Officer, the Compensation Committee believes that performance-based bonuses and long-term equity awards are the most effective way to attract and retain executive officers as well as align their financial interests with those of the Company’s stockholders, and therefore, weights each Named Executive Officer’s total compensation more heavily towards incentive compensation, which comprises both cash and equity. For 2010, except for Mr. Gelder, at least 60% of total compensation paid to each Named Executive Officer consisted of performance-based cash bonus and long-term equity incentives awarded in February 2011 for performance in 2010. As discussed below, Mr. Gelder’s 2010 performance-based compensation decreased compared to 2009 due to the overall results of the Individual Client Group.

Base Salary

The Named Executive Officers receive a base salary that is reviewed by the Compensation Committee annually as part of the executive officer performance review process. The objective of base salary is to provide a baseline compensation level that delivers current cash income to the Named Executive Officers and reflects his or her job responsibilities, experience and value to the Company. The Company believes that base salaries are not as significant as performance-based bonuses and long-term equity incentive awards in meeting the Company’s compensation objectives. The Company does not target any particular percentile or comparative level of base salary compensation for any Named Executive Officer.

Ms. Bibliowicz’s 2010 base salary was the same as in 2009 and was determined pursuant to the terms of her employment agreement, which was in effect at the beginning of 2010. Ms. Bibliowicz’s employment agreement is described in more detail on page 42. The 2010 base salaries for Messrs. Hammond, Gelder and Goldman were the same as in 2009. Effective January 1, 2010, the Compensation Committee increased Ms. Blank’s base salary to $400,000 (a $50,000 increase) to better align her base salary with the base salaries of her peers within the Company.

Performance-based Compensation

The Compensation Committee uses performance-based compensation to provide a direct financial incentive to the Company’s Named Executive Officers that is aligned with the achievement of the Company’s business objectives and financial performance. The Company’s performance-based compensation is also intended to reinforce strong and sustainable financial performance, operational discipline and stockholder value creation and is designed to reward the Named Executive Officers for individual performance and contributions to the achievement of the Company’s business objectives.

Performance-based compensation is determined under the Company’s Management Incentive Plan (the “MIP”). Under the MIP, a portion of each Named Executive Officer’s variable incentive award in respect of a fiscal year is paid out immediately, in the form of a short-term cash bonus, and the remainder is awarded to the applicable Named Executive Officer in the form of RSUs that generally pay out over a three-year vesting period, as described in more detail below. Consistent with the terms of the MIP as approved by the Company’s stockholders in June 2009, the maximum annual performance-based compensation to be paid to each of the Company’s Named Executive Officers, as well as the performance goals to be attained by such executive officers as a prerequisite to receiving such compensation, are determined by the Compensation Committee on an annual basis.

In March 2010, the Compensation Committee established a formula to determine maximum variable incentive awards for the Named Executive Officers for 2010. Following the close of the fiscal year, the Compensation Committee determined the maximum awards payable under this formula based on Company performance in 2010, and through the exercise of negative discretion (as described below) in which the maximums were reduced to amounts the Compensation Committee determined to be appropriate, allocated the resulting amount into (i) a performance-based bonus that was delivered in the form of cash and (ii) a performance-based long-term equity incentive award that was delivered in the form of RSUs.

The formula used by the Compensation Committee for determining maximum awards under the MIP in 2010 was based on the Company’s “cash earnings,” defined as net income excluding amortization of intangibles, depreciation, the after-tax impact of the impairment of goodwill and intangible assets, the after-tax impact of non-cash interest expense and the after-tax impact of certain non-recurring items. For 2010, the Compensation Committee determined that performance-based compensation would be awarded to the Named Executive Officers so long as the Company achieved positive cash earnings for such year. The Compensation Committee chose cash earnings as the performance metric for variable incentive purposes under the MIP because cash earnings has historically been an important metric upon which the investment community measures the Company. In connection with the Company’s shift to segment reporting, commencing with its first quarter earnings release for 2010, the Company began incorporating Adjusted EBIDTA into its financial reporting metrics because this metric reflects the underlying performance and profitability of the Company’s business segments, is a commonly-used metric in the insurance brokerage and other financial services industries and is also an important metric upon which the investment community measures the Company. The Compensation

Committee expects to use Adjusted EBIDTA as a performance metric under the MIP for future performance periods. Adjusted EBITDA is defined as net income excluding income tax expense, interest income, interest expense, gain on early extinguishment of debt, other, net, amortization of intangibles, depreciation, impairment of goodwill and intangible assets, (gain) loss on sale of businesses, the pre-tax impact of the accelerated vesting of certain RSUs and any change in estimated contingent consideration amounts recorded in accordance with purchase accounting that have been subsequently adjusted and recorded in the consolidated statement of operations.

The Company’s cash earnings for 2010 were $96.8 million. The maximum annual performance-based compensation that the Compensation Committee could have awarded to each Named Executive Officer ranged from 3.0% to 1.5% of the Company’s 2010 cash earnings up to a maximum award of $5 million and is set forth in the table below. While the maximum awards were determined pursuant to the formula established by the Compensation Committee, for 2010, the maximum awards set forth below were not an expectation of the actual awards that would be paid to the executive officers.

2010 Maximum Performance-based Compensation

Name	Maximum Percentage of Cash Earnings	Maximum Performance-based Compensation
Jessica M. Bibliowicz	3.00%	$2,904,060
Donna J. Blank	2.00%	1,936,040
Douglas W. Hammond	2.00%	1,936,040
Michael N. Goldman	1.50%	1,452,030
James R. Gelder	2.00%	1,936,040

Total	10.50%	$10,164,210

As noted above, the Compensation Committee exercised its discretion to pay actual performance-based awards that are less than the maximum awards that the Named Executive Officers were eligible to receive. The maximum awards that each Named Executive Officer was eligible to receive is intended as a ceiling on the compensation range for awards under the MIP that an executive officer may be paid while maintaining the tax deductibility of the awards as performance-based compensation under Section 162(m) of the Code.

As discussed above, the Compensation Committee exercised negative discretion in determining the actual awards to be paid taking into consideration its own assessment of reasonable and appropriate compensation for each Named Executive Officer. The Compensation Committee did not utilize a mathematical formula in exercising its negative discretion, but rather, applied its business judgment and considered multiple quantitative and qualitative criteria, including:

•	the overall financial performance of the Company and its key business segments in 2010;

•	progress made on the Company’s strategic initiatives;

•	the effective management of risk;

•	the individual performance, experience and responsibilities of the applicable executive officer and the contributions of the executive officer to the Company’s overall success; and

•

the historical compensation levels (cash and equity) of the executive officer during his or her tenure at the Company and the relative compensation levels and internal pay equity among the executive officer’s peers at the Company.

In addition to the factors listed above, the Compensation Committee also considered general market conditions and evolving trends in forming its compensation decisions. The Compensation Committee did not assign any relative weighting to the factors listed above but rather considered the performance of the Company as a whole; the performance of each one of the Named Executive Officers during 2010; and the cost of the incentive awards in relation to the Company’s overall financial performance to ensure affordability. Summarized below are the principal accomplishments of each of the Named Executive Officers for 2010 that were considered by the Compensation Committee in making its determinations regarding payout levels for 2010 MIP awards.

Ms. Bibliowicz: In 2010, under Ms. Bibliowicz’s leadership, the Company demonstrated improved margins in two of its three key business segments and improved operational expense discipline when compared to 2009, and launched its new branding initiative. The Company’s 2010 revenues grew 3.5% over 2009 and Adjusted EBITDA for 2010 increased 5.9% when compared to the prior year. The Company’s new branding was a key strategic initiative for 2010 to drive long-term growth of the Company’s businesses and to reinforce the key attributes of the Company’s overall mission and position in the marketplace. The Compensation Committee approved payment of performance-based compensation to Ms. Bibliowicz that was approximately 7% higher than her performance-based pay for 2009.

Ms. Blank: In 2010, Ms. Blank led the Company’s initiative to improve the Company’s financial flexibility by reducing refinancing risk and lengthening debt maturities. Under Ms. Blank’s direction, in 2010, the Company (i) repurchased or acquired by tender offer all of its outstanding 0.75% Convertible Senior Notes due 2012, (ii) issued 4.0% Convertible Senior Notes due 2017, (iii) repaid and terminated its credit facility that was scheduled to mature in 2011 and (iv) entered into a new four-year credit facility. In addition, under Ms. Blank’s leadership, the Company began to report separate financial results for each of its three business segments during 2010. The Company’s shift to segment reporting increases transparency and provides stockholders with better insight regarding growth and market dynamics in the Company’s business segments. The Compensation Committee approved payment of performance-based compensation to Ms. Blank that was approximately 4% higher than her performance-based pay for 2009.

Mr. Hammond: In 2010, Mr. Hammond led company-wide efforts focused on operational efficiencies and organic revenue growth, including the implementation of enhanced business and budget planning processes. The Company’s organic revenues for 2010 increased 6.9% over 2009, while 2010 compensation and non-compensation expenses decreased by $15.1 million or 3.5% from the prior year. Overall, during 2010, all business segments under Mr. Hammond’s responsibility generated positive organic revenue growth. The Compensation Committee approved payment of performance-based pay to Mr. Hammond that was approximately 6% higher than his performance-based pay for 2009.

Mr. Goldman: Mr. Goldman led key strategic initiatives designed to enhance the Company’s financial performance. These initiatives included: sub-acquisitions to further strengthen existing subsidiaries; consolidation and financial restructuring of subsidiaries to enhance efficiencies and alignment; and disposition of certain underperforming businesses. The Compensation Committee approved payment of performance-based compensation to Mr. Goldman that was approximately 3% higher than his performance-based pay for 2009.

Mr. Gelder: In 2010, Mr. Gelder led the restructuring of certain components of the Company’s Individual Client Group. However, the overall results of the Individual Client Group for 2010 were negatively impacted by challenging conditions in the life insurance market resulting in decreased revenue and margins. As a result, the Compensation Committee approved payment of performance-based compensation to Mr. Gelder that was approximately 20% lower than his performance-based pay for 2009.

The performance-based compensation for each Named Executive Officer was allocated into two parts, a cash bonus payable on an immediate basis and a long-term equity award in the form of RSUs that vest and become payable based on continued service over a three-year period, as discussed in detail below. The following table illustrates the actual amounts awarded to each Named Executive Officer under the MIP for performance during the 2010 fiscal year, broken down into the component parts.

2010 Actual Performance-based Compensation

Name	2010 Performance-based Cash Bonus	2010 Performance-based Long-Term Equity Incentive Award		2010 Aggregate Actual Performance-based Compensation
		Dollar Value of RSUs Awarded(1)	Number of RSUs Awarded(2)
Jessica M. Bibliowicz	$440,000	$745,000	57,176	$1,185,000
Donna J. Blank	665,000	500,000	38,373	1,165,000
Douglas W. Hammond	530,000	570,000	43,745	1,100,000
Michael N. Goldman	470,000	325,000	24,942	795,000
James R. Gelder	249,000	144,800	11,113	393,800

Total	$2,354,000	$2,284,800	175,439	$4,638,800

(1)	Reflects the dollar value of the RSU award approved by the Compensation Committee, which is then converted into a number of RSUs in accordance with the formula described in footnote (2) below. The grant date fair value of the RSU award made to each of Ms. Bibliowicz, Ms. Blank, Mr. Hammond, Mr. Goldman and Mr. Gelder was: $781,024, $524,175, $597,557, $340,708 and $151,804 respectively, and equals the number of RSUs granted to each executive multiplied by the closing price of the Common Stock on the date of grant, February 16, 2011 ($13.66). Pursuant to SEC rules, the grant date fair value of these RSUs is not reflected in the Summary Compensation Table on page 38 or in the 2010 Grants of Plan-Based Awards Table on page 39 since the actual grant date of these RSUs was in 2011 as opposed to 2010. Accordingly, the grant date fair value of these awards will be disclosed in the Grants of Plan-Based Award Table in the Company’s 2012 proxy statement.
(2)	In accordance with the Company’s past practices, the number of RSUs awarded was determined using the Company’s Grant Price Formula, defined below. The Grant Price Formula divides the dollar value of the award made by the Compensation Committee by the 20-day average closing stock price of the Common Stock ending one day prior to the grant date ($13.03).

The following table illustrates the actual amounts awarded to each Named Executive Officer under the MIP for performance during the 2009 fiscal year compared to the actual amounts awarded for performance during the 2010 fiscal year.

2009 vs. 2010 Actual Performance-based Compensation

	2009 Performance- based Compensation			2010 Performance- based Compensation			Change from 2009 to 2010
Name	Cash Bonus	Long-Term Equity Award – Dollar Value	Aggregate Performance- based Compensation	Cash Bonus	Long-Term Equity Award – Dollar Value	Aggregate Performance- based Compensation
Jessica M. Bibliowicz	$400,000	$705,000	$1,105,000	$440,000	$745,000	$1,185,000	+7%
Donna J. Blank	615,000	500,000	1,115,000	665,000	500,000	1,165,000	+4%
Douglas W. Hammond	490,000	550,000	1,040,000	530,000	570,000	1,100,000	+6%
Michael N. Goldman	445,000	325,000	770,000	470,000	325,000	795,000	+3%
James R. Gelder	312,000	181,000	493,000	249,000	144,800	393,800	-20%

Total	$2,262,000	$2,261,800	$4,523,000	$2,354,000	$2,284,800	$4,638,800	+3%

Performance-based Cash Bonus

As noted above, the Compensation Committee paid a portion of each Named Executive Officer’s actual performance-based compensation under the MIP as a short-term cash bonus, and exercised its negative discretion in determining the actual cash bonus awards to be paid. The primary tool used by the Compensation Committee in the application of its negative discretion was the cash bonus pool formula established by the Compensation Committee for the 2010 performance of the Company’s corporate employees, including the Named Executive Officers. The cash bonus pool was funded based on a formula linked to the Company’s Adjusted EBIDTA performance in 2010, although the Compensation Committee retained the discretion to reduce the bonus pool below the level at which the formula funded it. The Compensation Committee chose Adjusted EBIDTA as the performance metric for the bonus pool formula because it believes that Adjusted EBIDTA is a meaningful indicator of the Company’s performance and profitability and is an important metric upon which the Company is measured by the investment community. As a result of application of the bonus pool formula, the aggregate bonus pool for corporate employees for 2010 cash bonuses was $10.72 million. The Compensation Committee did not exercise its discretion to reduce the bonus pool below the level at which the formula funded it.

The Compensation Committee determined the portion of the cash bonus pool to be allocated to each Named Executive Officer in its sole discretion. After consideration of the factors discussed above on page 29, the Compensation Committee determined to increase the aggregate cash bonuses paid to the Named Executive Officers for the 2010 performance period to $2,354,000, a 4% increase from 2009. The 2010 performance-based bonus increased by between 6% and 10% compared to 2009 levels for each Named Executive Officer other than Mr. Gelder. This increase is consistent with the increase in the 2010 bonus payments for the Company’s corporate employee population when compared to 2009. Mr. Gelder’s performance-based bonus for 2010 decreased by 20% when compared to 2009.

Performance-based Long-Term Equity Incentive Award

As noted earlier and illustrated in the table above, the Compensation Committee also paid a portion of the Named Executive Officers’ actual performance-based compensation under the MIP as long-term equity incentive awards in the form of RSUs. These RSUs were granted in February 2011 under the terms of the 2009 SIP. The 2010 performance-based long-term equity incentive award for Ms. Bibliowicz increased in value by approximately 6% compared to 2009. Due to considerations of internal pay equity with respect to total compensation, Mr. Hammond’s performance-based long-term equity incentive increased by approximately 4% and, Ms. Blank’s 2010 performance-based long-term equity incentive remained flat compared to 2009 levels. The 2010 performance-based long-term equity incentive for Mr. Goldman was flat year-over-year, consistent with the 2010 RSU award pool for the broader employee population when compared to the 2009 RSU award pool. The 2010 fiscal year performance-based long-term equity incentive award for Mr. Gelder decreased by approximately 20% compared to 2009.

The Compensation Committee believes that the Company’s stockholders are well-served by the award to the Named Executive Officers of stock-based compensation that vests over a three-year period. These awards encourage a focus on long-term value creation associated with the ongoing exposure to changes in the value of the stock and retention of executive officer talent. By having a significant portion of the Named Executive Officers’ compensation payable in the form of RSUs, these executives are motivated to align their interests with the interests of the Company’s stockholders since an increase in the value of NFP stock over the long-term will increase the value of the RSUs as well. The Compensation Committee also concluded that it is imperative to retain key executives who are critical to the Company’s success.

In determining the value of individual RSU awards to each Named Executive Officer, the Compensation Committee considered the total performance-based pay that it wanted to award to the Named Executive Officer and the portion that had already been awarded through the cash bonus, historical performance-based long-term equity awards to the executive and the availability of awardable shares under the 2009 SIP.

Except for accelerated vesting in the event of a Named Executive Officer’s death or disability and in certain circumstances relating to a change in control of the Company, the RSUs granted to the Named Executive Officers as a long-term equity incentive award vest in three equal annual installments, subject to the Named Executive Officer’s continued service through each applicable vesting date. The RSUs also entitle the holder to earn dividend equivalents in the form of cash (or, at the option of the Compensation Committee, additional RSUs). Dividend equivalents are subject to the same terms and conditions (including vesting, forfeiture and payment) that apply to the RSUs on which they are earned.

Timing and Pricing of Equity Grants

The RSUs granted pursuant to the MIP are performance-based compensation designed to reward the Named Executive Officers, in part, for the Company’s annual financial performance and achievement of the Company’s annual business objectives. As a result, these RSUs are granted on or about February 16th of each year after the Compensation Committee has had an opportunity to assess the Company’s financial performance and achievement of business objectives for the prior fiscal year.

For RSUs other than those described above, equity awards are generally granted so as to be effective on the first day of any fiscal quarter, though the Compensation Committee has the discretion to grant an equity award effective as of the first day of any month. Thus, depending on the actual date of the Compensation Committee meeting, there is a possibility that the approval date and the grant date of RSU awards may differ by one or more days. In order to ease the administrative burden on the Company relating to the granting and vesting of RSU awards, the Compensation Committee uses best efforts to ensure that one of the Company’s standard equity grant dates is used for awards to employees and directors. Thus, if a Compensation Committee meeting occurs prior to one of the Company’s standard equity grant dates, the Compensation Committee may approve the award on the actual day of the meeting but resolve that the award be granted in the future on one of the Company’s standard equity grant dates. In 2010, the approval date and grant date were the same for all RSU awards made to the Named Executive Officers.

Regardless of the approval date, the number of RSUs awarded to employees and directors is always determined by using the Company’s standard formula (the “Grant Price Formula”). Under the Grant Price Formula, the number of RSUs awarded to an award recipient is determined by dividing the dollar value of the award granted by the Compensation Committee by the 20-day average closing stock price of the Common Stock ending one day prior to the date of grant. The Company uses the Grant Price Formula as opposed to the closing stock price on the date of grant to reduce the impact of short-term stock price fluctuations on the size of equity award grants.

Other Compensation

The Company provides healthcare, dental, life, and accidental death and dismemberment insurance and short-term and long-term disability insurance to the Named Executive Officers on the same basis as such benefits are generally provided to the Company’s employees employed at the Company’s New York corporate headquarters.

Retirement Plans

The Named Executive Officers are eligible to participate in the Company’s 401(k) Plan established for all employees. Employees may elect to contribute between 1% and 100% of their compensation, up to the annual maximum under the Code, which was $16,500 for 2010. Employees age 50 or older may elect to contribute an additional catch-up contribution of up to $5,000 in 2010. In any plan year, the Company will contribute to each participant a matching contribution equal to 50% of the first 6% of the participant’s compensation that has been contributed to the 401(k) Plan, up to a maximum matching contribution of $7,350. All Named Executive Officers participated in the Company’s 401(k) Plan during 2010 and received matching contributions. Mr. Gelder made catch-up contributions in 2010. Please see “Compensation Tables and Other Information—Summary Compensation—Summary Compensation Table” below for further information regarding these benefits.

Deferred Compensation Plans

As a means of offering a tax-deferred vehicle for short-term and long-term personal and retirement savings to eligible employees, the Board of Directors adopted the Company’s Deferred Compensation Plan, which became effective on January 1, 2008. This plan is described more fully on page 41. Due to low participation rates among eligible employees during the 2009 plan year, the Compensation Committee decided to suspend the Deferred Compensation Plan for the 2010 plan year (i.e., base salary paid in 2010 and incentive compensation paid in February 2011 but earned for the 2010 fiscal year).

Perquisites

The Company provides limited perquisites to its employees, and, with the exception of reimbursement for spousal travel on certain business trips, the perquisites provided to the Named Executive Officers are the same as those generally offered to the Company’s employees. As a result, the associated value of the perquisites provided to the Named Executive Officers is immaterial, and with the exception of Mr. Gelder, was below $10,000. See “Compensation Tables and Other Information—Summary Compensation—Summary Compensation Table” below for further information regarding perquisites.

Stock Ownership and Retention Guidelines

Until recently, members of the Company’s Executive Management Committee were required to own at least $100,000 in Common Stock by January 1, 2013. In December 2010, upon the recommendation of the Compensation Committee, the Board of Directors adopted more rigorous executive stock ownership and retention guidelines to reinforce the importance of aligning the interests of the Company’s executive officers with those of stockholders. The executive stock ownership and retention guidelines are incorporated into the Company’s Corporate Governance Guidelines and apply to each member of the Executive Management Committee. The stock ownership requirement was revised to a multiple of each officer’s base salary as follows:

Officer	Stock Ownership Guideline
Jessica M. Bibliowicz	3x base salary
Donna J. Blank	2x base salary
Douglas W. Hammond	2x base salary
Michael N. Goldman	1x base salary
James R. Gelder	1x base salary

Until the stock ownership guideline is reached, the executive officer must retain 75% of the after-tax shares acquired through the exercise of options or the vesting or earn-out of equity awards. Equity interests that count toward satisfaction of the ownership guidelines include shares owned by the executive including shares held through the Company’s 401(k) Plan, shares jointly owned with the executive’s spouse, shares held in an estate planning vehicle for the benefit of the executive or the executive’s family members and vested deferred stock units. Unvested and unearned equity awards, including unvested RSUs and unexercised stock options, do not count toward satisfaction of the ownership guidelines.

All of the Named Executive Officers with the exception of Ms. Blank already meet or exceed the stock ownership guidelines. Ms. Blank, who joined the Company in September 2008, is on track to meet or exceed the stock ownership guidelines within the next year. As of April 12, 2011, Ms. Bibliowicz held shares valued at more than six times her base salary.

Additionally, the Company has instituted stock ownership and retention guidelines for non-management directors. For information regarding these guidelines, see “Director Compensation—Stock Ownership and Retention Guidelines” below.

The Company also has an insider trading policy that, among other things, prohibits executives, directors and certain other employees from hedging the economic risks of their Common Stock ownership and from pledging Company securities.

Employment Agreements and Other Arrangements

The Company has an employment agreement with its CEO, Ms. Bibliowicz, dated as of February 15, 2005, which provides for, among other things, base salary, bonus, equity awards, general severance benefits and change in control benefits (the “CEO Employment Agreement”). Unless either party provides requisite notice to the other party, the CEO Employment Agreement automatically renews for a one-year period on February 15th of each year. The CEO Employment Agreement renewed on February 15, 2011. The Compensation Committee believes that having this employment agreement is an important element of retention, which is consistent with the Company’s compensation philosophy.

In February 2010, in response to emerging executive compensation best practices, the Compensation Committee requested that Ms. Bibliowicz, and Ms. Bibliowicz agreed to, waive certain termination and change in control benefits under the CEO Employment Agreement with respect to the RSUs she was awarded on February 24, 2010 as a long-term equity incentive award for 2009 performance (the “CEO 2009 Performance RSU Award”). In February 2011, Ms. Bibliowicz again agreed to waive these benefits with respect to the 57,176 RSUs she was awarded on February 16, 2011 as a long-term equity incentive award for 2010 performance (the “CEO 2010 Performance RSU Award”). Ms. Bibliowicz’s waiver of these benefits was memorialized in separate RSU award agreements (the “CEO Annual Performance RSU Agreements”). See “Compensation Tables and Other Information—Employment Agreements or Other Arrangements with Named Executive Officers—Jessica M. Bibliowicz” and “Compensation Tables and Other Information—Potential Payments upon Termination or Change in Control—Chief Executive Officer” below for more information regarding the CEO Annual Performance RSU Agreements.

Change in Control

The CEO Employment Agreement contains certain change in control provisions. In addition, based on the recommendation of the Compensation Committee, the Board of Directors adopted the Change in Control Severance Plan in May 2007 (the “CIC Plan”) and has approved certain participants of the CIC Plan, including each Named Executive Officer other than Ms. Bibliowicz. The CEO Employment Agreement contains change in control benefits substantially similar to those afforded to the other Named Executive Officers under the CIC Plan, including, among other things, tax gross-up payments by the Company on so-called “excess parachute payments” under certain termination circumstances.

The Compensation Committee and the Board of Directors believe that providing change in control protection to key executive officers is critical in order to (i) encourage executives to act in the best interests of stockholders, (ii) maintain the focus of executives on operating the Company’s business in the light of a potential transaction, (iii) protect the value of the Company by retaining key talent in the face of corporate changes, (iv) establish restrictive covenants, i.e., non-compete and non-solicit provisions, with respect to executives and (v) assist in attracting and retaining executives. See “Compensation Tables and Other Information—Potential Payments upon Termination or Change in Control” below for information regarding the CIC Plan and the change in control provisions in the CEO Employment Agreement and applicable payments under the CIC Plan and these provisions.

Although the Compensation Committee generally believes that providing change in control protection to key executives is critical for the reasons discussed above, the Compensation Committee continually reviews the change in control protections provided to executives in light of emerging best practices in executive compensation. In the context of such a review, in May 2009, the Company committed that it would no longer enter into any new or materially amended agreements with its officers that include any excise tax gross-up provisions with respect to payments contingent upon a change in control and that any new participant entering the CIC Plan after January 1, 2009 would not be entitled to the excise tax gross-up provided under the CIC Plan.

In addition, after undertaking a comprehensive review of the CIC Plan with the Compensation Committee’s independent consultant and independent counsel, and in light of emerging best practices in executive compensation, the Compensation Committee determined that it would be appropriate to make certain additional revisions to the protections provided under the CIC Plan. Accordingly, in February 2011, the Compensation Committee elected not to renew the current term of the CIC Plan, and the Company provided notice to all CIC Plan participants of the Compensation Committee’s decision. As a result, the current term of the CIC Plan will expire on May 3, 2013. If a change in control of the Company occurs before the existing CIC Plan expires, participants will continue to be covered by the CIC Plan. The Compensation Committee is currently considering a replacement change in control severance plan that more closely aligns with current compensation practices and trends, and intends to recommend a replacement plan to the Board of Directors for approval later this year. Among other changes, any replacement change in control severance plan adopted will not provide any tax gross-ups on excess parachute payments.

Risk Assessment

In designing the Company’s executive compensation program, the Compensation Committee structures such program to appropriately balance risk against potential reward, while mitigating the incentive for unnecessary and excessive risk-taking that could threaten the value of the Company. The following characteristics of the Company’s executive compensation program discourage executives from taking unnecessary and excessive risks:

•	Each Named Executive Officer’s base salary is a fixed annual amount, and is generally set by the Compensation Committee without regard to financial measures;

•

The Compensation Committee does not use a strict formula-based method to determine the actual size of incentive compensation awards, but instead utilizes negative discretion based on multiple quantitative and qualitative criteria;

•

To further ensure that Named Executive Officers are focused on long-term performance, a significant portion of performance-based pay is provided as a long-term equity incentive award in the form of RSUs with three-year vesting schedules;

•

Use of equity awards aligns the Named Executive Officers’ interests with the long-term interests of stockholders, and the stock ownership and retention guidelines (described on page 34) further enhance this alignment;

•	All executive compensation decisions are made by the Compensation Committee, which is comprised of solely independent directors; and

•

The Compensation Committee retains the services of an independent compensation consultant to assist it in evaluating its executive compensation decisions and the structure of the Company’s executive compensation program.

See “Corporate Governance—The Compensation Committee” above for more discussion about the Company’s compensation policies and risk-taking.

Tax and Accounting Implications

As a general matter, the Compensation Committee reviews and considers the various tax and accounting implications of compensation vehicles utilized by the Company and seeks to ensure that compensation is deductible and that unnecessary accounting charges are avoided.

With respect to accounting considerations, the Compensation Committee examines the accounting cost associated with equity compensation in light of the requirements of generally accepted accounting principles and takes steps to ensure that awards are accounted for in the most efficient manner.

Section 162(m) of the Code generally prohibits any publicly-held corporation from taking a federal income tax deduction for compensation paid in excess of $1,000,000 in any taxable year to the CEO and the three other highest paid executive officers employed at the end of the year other than the CFO. Exceptions are made for qualified performance-based compensation, among other things. Compensation paid under the MIP is intended to comply with the performance-based exception under Section 162(m) of the Code and the Company believes that compensation paid under the MIP is fully deductible for federal income tax purposes.

Notwithstanding the foregoing, the Compensation Committee believes that it is in the Company’s best interests, and in the best interests of the Company’s stockholders, to have the flexibility to pay compensation that is not deductible under the limitations of Section 162(m) of the Code in order to provide a compensation package consistent with the Company’s compensation program and objectives.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

COMPENSATION COMMITTEE

Stephanie W. Abramson (Chairman)

J. Barry Griswell

Shari Loessberg

Kenneth C. Mlekush

COMPENSATION TABLES AND OTHER INFORMATION

Summary Compensation

The following table summarizes the total compensation paid to or earned by each of the Named Executive Officers for the fiscal years ended December 31, 2010, December 31, 2009 and December 31, 2008, except as otherwise noted.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(2) ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(3) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Jessica M. Bibliowicz	2010	700,000	—	822,855	—	440,000	—	7,350	1,970,205
Chairman, President and CEO	2009	700,000	—	705,167	—	400,000	—	13,437	1,818,604
	2008	700,000	—	1,318,088	—	325,000	—	87,910	2,430,998

Donna J. Blank(4)	2010	400,000	—	583,580	—	665,000	—	7,350	1,655,930
EVP and CFO	2009	350,000	—	261,919	—	615,000	—	12,651	1,239,570
	2008	116,667	700,000	519,882	—	—	—	8,312	1,344,861

Douglas W. Hammond	2010	425,000	—	641,947	—	530,000	—	7,350	1,604,297
EVP and COO	2009	425,000	—	402,951	—	490,000	—	11,184	1,329,135
	2008	350,000	—	659,321	—	400,000	—	67,159	1,476,480

Michael N. Goldman	2010	325,000	—	379,329	—	470,000	—	7,350	1,181,679
EVP, Mergers & Acquisitions	2009	325,000	—	302,214	—	445,000	—	10,354	1,082,568
	2008	325,000	—	453,705	—	370,000	—	46,065	1,194,770

James R. Gelder	2010	425,000	—	211,263	—	249,000	—	24,240	909,503
EVP, and President of Individual Client Group	2009 2008	425,000 425,000	— —	181,329 249,002	— —	312,000 260,000	— —	62,677 99,509	981,006 1,033,511

(1)	The amounts reported in column (e) reflect the aggregate grant date fair value of the stock awards granted to the Named Executive Officers during the applicable year, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). See Note 11 of the consolidated financial statements in the Company’s 2010 Form 10-K for information regarding assumptions underlying the valuation of equity awards. The stock awards reported in the table were generally granted in February of the applicable year and relate to performance in the immediately preceding year. Pursuant to SEC rules, the table above only reports stock awards actually granted in the applicable year. Therefore, the stock awards granted to the Named Executive Officers on February 16, 2011 in connection with their 2010 performance are not reflected in the table above. See “Compensation Discussion & Analysis—Key Elements of the Company’s Executive Compensation Program—Performance-based Compensation” above for more information on the February 16, 2011 stock awards.
(2)	The Company pays bonuses for performance in the immediately preceding year during February of the following year. The amounts in column (g) represent only the cash portion of the applicable year’s performance-based bonus that was paid to the Named Executive Officers in February of the subsequent year under the MIP. The RSU portion of the performance-based bonus is reported in column (e) for the year in which the RSUs were granted. As noted above, the stock awards reported in the table were generally granted in February of the applicable year and relate to performance in the immediately preceding year. See “Compensation Discussion & Analysis—Key Elements of the Company’s Executive Compensation Program—Performance-based Compensation” above for more details on the MIP.
(3)	With the exception of Mr. Gelder, the amounts reported in column (i) for the 2010 fiscal year reflect the Company’s matching contributions under the Company’s 401(k) Plan which aggregated $7,350 for each Named Executive Officer. The amount reported in column (i) for the 2010 fiscal year for Mr. Gelder includes $7,350 for the Company’s 401(k) Plan matching contribution and $16,890 for certain travel costs for Mr. Gelder’s spouse to accompany him on business travel.
(4)	The amount in column (c) for 2008 reflects Ms. Blank’s prorated salary from September 1, 2008 (her employment commencement date) through December 31, 2008. The amount in column (d) for 2008 reflects Ms. Blank’s guaranteed bonus for the 2008 fiscal year pursuant to the terms of Ms. Blank’s employment offer letter.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the Named Executive Officers during the 2010 fiscal year.

2010 Grants of Plan-Based Awards Table

Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards(2) ($)
			Threshold ($)	Target ($)	Maximum ($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)
Jessica M. Bibliowicz	02/24/2010	(3)	—	—	—	70,997	822,855
	—		0	875,000	2,904,060	—	—
Donna J. Blank	02/24/2010	(3)	—	—	—	50,352	583,580
	—		0	—	1,936,040	—	—
Douglas W. Hammond	02/24/2010	(3)	—	—	—	55,388	641,947
	—		0	—	1,936,040	—	—
Michael N. Goldman	02/24/2010	(3)	—	—	—	32,729	379,329
	—		0	—	1,452,030	—	—
James R. Gelder	02/24/2010	(3)	—	—	—	18,228	211,263
	—		0	—	1,936,040	—	—

(1)	The amounts shown in column (c) reflect the minimum payment level and the amounts shown in column (e) reflect the maximum payment level under the Company’s MIP. The Compensation Committee did not set a target payment level under the MIP for the 2010 fiscal year, however, for Ms. Bibliowicz, column (d) reflects her target bonus pursuant to the CEO Employment Agreement. See “Compensation Discussion & Analysis—Key Elements of the Company’s Executive Compensation Program—Performance-based Compensation” above for a discussion regarding the Company’s MIP and “—Employment Agreements or Other Arrangements with Named Executive Officers—Jessica M. Bibliowicz” below for more information on the CEO Employment Agreement.
(2)	The amounts reported in column (g) reflect the grant date fair value of the stock award, computed in accordance with FASB ASC Topic 718. See Note 11 of the consolidated financial statements in the Company’s 2010 Form 10-K for information regarding assumptions underlying the valuation of equity awards. The amounts reflect the aggregate accounting expense that is expected to be taken by the Company for these awards and do not correspond to the actual value that may be recognized by such persons with respect to these awards.
(3)	Represents the performance-based long-term incentive equity award for performance during fiscal year 2009 that was awarded in February 2010 in the form of RSUs. These RSUs give the holder the right to earn dividend equivalents in the form of cash (or, at the option of the Compensation Committee, additional RSUs). Except for accelerated vesting in the event of a Named Executive Officer’s death or disability and in certain circumstances relating to a change in control of the Company, these RSUs vest in three equal annual installments commencing February 16, 2011, subject to continued service (as applicable) through such dates.

Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding equity awards held by the Named Executive Officers at the end of the 2010 fiscal year.

2010 Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)
	Exercisable		Unexercisable
(a)	(b)		(c)	(d)	(e)	(f)		(g)
Jessica M. Bibliowicz	80,000	(2)	—	23.00	09/17/2013	—		—
	—		—	—	—	50,000	(3)	670,000
	—		—	—	—	50,000	(4)	670,000
	—		—	—	—	50,000	(5)	670,000
	—		—	—	—	14,262	(6)	191,111
	—		—	—	—	172,202	(7)	2,307,507
	—		—	—	—	70,997	(8)	951,360

Donna J. Blank	—		—	—	—	8,592	(9)	115,133
						95,941	(10)	1,285,609
	—		—	—	—	50,352	(8)	674,717

Douglas W. Hammond	2,000	(11)	—	20.00	11/30/2012	—		—
	4,000	(2)	—	23.00	09/17/2013	—		—
	—		—	—	—	6,622	(6)	88,735
	—		—	—	—	98,401	(7)	1,318,573
	—		—	—	—	55,388	(8)	742,199

Michael N. Goldman	1,000	(11)	—	20.00	11/30/2012	—		—
	2,000	(2)	—	23.00	09/17/2013	—		—
	—		—	—	—	4,075	(6)	54,605
	—		—	—	—	73,801	(7)	988,933
	—		—	—	—	32,729	(8)	438,569

James R. Gelder	—		—	—	—	2,547	(6)	34,130
	—		—	—	—	44,281	(7)	593,365
	—		—	—	—	18,228	(8)	244,255

(1)	Value is based on the closing price of the Common Stock on December 31, 2010 ($13.40).
(2)	These options vested in five equal annual installments commencing September 18, 2004.
(3)	These RSUs vest on February 15, 2015, subject to continued service (as applicable) through such date.
(4)	These RSUs vest on February 15, 2016, subject to continued service (as applicable) through such date.
(5)	These RSUs vest on February 15, 2017, subject to continued service (as applicable) through such date.
(6)	These RSUs vested on February 16, 2011.
(7)	One-half of these RSUs vested on February 16, 2011 and the remainder vests on February 16, 2012, subject to continued service (as applicable) through such date.
(8)	These RSUs vest in three equal annual installments: one-third vested on February 16, 2011; one-third vests on February 16, 2012 and one-third vests on February 16, 2013, subject to continued service (as applicable) through such dates.
(9)	These RSUs vest on September 1, 2011, subject to continued service (as applicable) through such date.
(10)	Two-thirds of these RSUs vested on February 24, 2011 and the remaining one-third vests on February 24, 2012, subject to continued service (as applicable) through such date.
(11)	These options vested in five equal annual installments commencing December 1, 2003.

Option Exercises and Stock Vested

The following table shows all stock awards vested and value realized upon vesting by the Named Executive Officers during the 2010 fiscal year. None of the Named Executive Officers exercised options during the 2010 fiscal year.

2010 Option Exercises and Stock Vested Table

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
(a)	(b)	(c)	(d)	(e)
Jessica M. Bibliowicz	—	—	102,740	1,192,811
Donna J. Blank	—	—	8,591	94,544
Douglas W. Hammond	—	—	57,775	670,768
Michael N. Goldman	—	—	43,034	499,625
James R. Gelder	—	—	27,982	327,683

(1)	Based on fair market value on date of vesting.

Nonqualified Deferred Compensation

The Company’s Deferred Compensation Plan went into effect on January 1, 2008. Eligibility is limited to employees who earn at least $175,000 per year, are employed by the Company, NFPSI or NFPISI for at least one year, and comply with other eligibility criteria in accordance with the Deferred Compensation Plan. A participant may defer between 5% and 50% of his/her base salary and between 5% and 100% of his/her cash incentive compensation.

There are 12 phantom investment benchmark options available under the Deferred Compensation Plan, including a fund which consists of deemed investments in shares of the Common Stock through phantom share units (the “Company Stock Fund”). A maximum of 25% of a participant’s deferred amount may be invested in the Company Stock Fund. Plan participants may change their investment allocations at any time, provided that participants are only permitted to engage in transactions with respect to the Company Stock Fund during specified periods each year and any such transactions must comply with applicable law and NFP’s insider trading policy. Investment gains or losses are applied daily to the participant’s account under the Deferred Compensation Plan based on the investment allocations selected by the participant.

For each plan year, the Compensation Committee determines whether the Company will (i) suspend the Deferred Compensation Plan with respect to new contributions by employees for such plan year or (ii) offer a matching contribution to plan participants for such plan year. In the event a matching contribution is approved by the Compensation Committee, unless a different metric is selected by the Compensation Committee, the matching contribution will equal 50% of the first 6% of the participant’s annual base salary and incentive compensation, subject to a maximum matching contribution equal to the participant’s contribution to the Deferred Compensation Plan for such plan year. One-half of each matching contribution, plus an additional amount equal to 10% of such matching contribution, is invested in the Company Stock Fund and is required to remain in the Company Stock Fund for the duration of the applicable deferral period. Matching contributions vest according to a three-year graded schedule based on the participant’s years of service with NFP, NFPSI or NFPISI, except that in the event of a change in control of the Company, matching contributions become fully vested. All Named Executive Officers who participate in the Deferred Compensation Plan are fully vested in the Company’s matching contributions based on their years of service with the Company.

After consideration, the Compensation Committee elected to suspend the Deferred Compensation Plan for the 2010 plan year (i.e., base salary paid in 2010 and cash incentive compensation paid in February 2011 but earned for the 2010 fiscal year); therefore no matching contribution was offered for such plan year.

Generally, participants are eligible to receive distributions under the Deferred Compensation Plan upon the earlier of (i) the end of the current deferral period or (ii) upon separation from service, death or disability. The initial deferral period is a minimum of three years from the end of the year for which compensation was deferred. Participants may elect to further extend their deferral period for a minimum of five years. This election must be made 12 months prior to the end of the current deferral period. In the case of death or disability, deferred funds are distributed as elected by the participant at the time of the deferral election, or if not specified at such time, in a lump sum. In the case of separation from service (other than on account of death or disability), deferred funds are distributed in a lump sum. Otherwise, at the end of the applicable deferral period, deferred funds are distributed as elected by the participant at the time of the deferral election. No withdrawals are permitted prior to the previously elected distribution date, other than upon separation from service, death or disability, or “hardship withdrawals” as permitted by applicable law.

The following table sets forth information concerning nonqualified deferred compensation of the Named Executive Officers for the 2010 fiscal year.

2010 Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
(a)	(b)	(c)	(d)	(e)	(f)
Jessica M. Bibliowicz	—	—	45,500	—	194,780
Donna J. Blank	—	—	—	—	—
Douglas W. Hammond	—	—	29,188	—	105,856
Michael N. Goldman	—	—	28,323	—	103,372
James R. Gelder	—	—	7,422	—	55,006

Employment Agreements or Other Arrangements with Named Executive Officers

Jessica M. Bibliowicz

Ms. Bibliowicz serves as the Company’s President and Chief Executive Officer pursuant to an employment agreement entered into between the Company and Ms. Bibliowicz on February 15, 2005.

The CEO Employment Agreement automatically renewed on February 15, 2011 for a one-year period. On February 15th of each year, the CEO Employment Agreement automatically renews for a one-year period unless, at least 90 days before a renewal date, notice is given by either party that the agreement will not be extended. Under the CEO Employment Agreement, Ms. Bibliowicz is entitled to an annual base salary of $700,000, which the Board of Directors in its sole discretion may increase but not reduce; an annual bonus, with the target level to be no less than 125% of her annual base salary, determined in accordance with the Company’s annual bonus plan applicable to the Company’s senior executive officers; and participation in employee benefit plans and long-term incentive compensation programs on the same basis as other senior executives of NFP.

Ms. Bibliowicz received awards of RSUs in November 2005 and November 2006 pursuant to the CEO Employment Agreement. Each RSU award vested in three equal annual installments, subject to Ms. Bibliowicz’s continued service and subject to accelerated vesting in certain circumstances. Under the terms of the CEO Employment Agreement, the Company also awarded Ms. Bibliowicz 50,000 RSUs in February 2005, 50,000 RSUs in March 2006 and 50,000 RSUs in February 2007, each such award to vest in full on February 15, 2015, February 15, 2016 and February 15, 2017, respectively, subject to her continued service and subject to accelerated vesting in certain circumstances (the awards described in this sentence are referred to as the “10-Year RSU Awards”).

Under the CEO Employment Agreement, Ms. Bibliowicz has agreed to a non-competition covenant and a non-solicitation covenant with respect to the Company’s employees and customers, each effective during her employment and for three months thereafter. Ms. Bibliowicz is also bound by certain confidentiality provisions.

The CEO Employment Agreement also provides for certain payments and benefits to Ms. Bibliowicz in the event of termination of her employment under certain circumstances and in the event a change in control of the Company occurs. On December 10, 2009, the Company and Ms. Bibliowicz entered into an amendment (the “2009 Amendment”) to the CEO Employment Agreement. The 2009 Amendment modified the calculation of Ms. Bibliowicz’s pro-rata bonus for the year of termination in the event Ms. Bibliowicz’s employment is terminated by NFP without cause (as defined on page 44) or in the event Ms. Bibliowicz terminates her employment for good reason (as defined on page 45) to comply with guidance promulgated under Section 162(m) of the Code to preserve the Company’s deductibility of bonuses awarded under the CEO Employment Agreement for federal income tax purposes.

In addition, pursuant to the CEO Annual Performance RSU Agreements, Ms. Bibliowicz waived certain termination and change in control payments and benefits with respect to the CEO 2009 Performance RSU Award and the CEO 2010 Performance RSU Award that she would have otherwise been entitled to under the CEO Employment Agreement. See “—Potential Payments upon Termination or Change in Control—Chief Executive Officer” below for a description of Ms. Bibliowicz’s termination and change in control payments and benefits and further discussion of the CEO Annual Performance RSU Agreements. See also “Compensation Discussion & Analysis—Employment Agreements and Other Arrangements” above for additional information regarding the CEO Annual Performance RSU Agreements.

Other Named Executive Officers

Other than the CIC Plan (see discussion on page 48), the Company does not, and did not at any time in 2010, have employment agreements or other arrangements in place with any other Named Executive Officer.

Potential Payments upon Termination or Change in Control

The discussion below describes the potential payments and benefits to be provided to the Named Executive Officers under the Company’s compensation and benefit plans and arrangements upon termination of employment or a change in control of the Company. Except for (i) the CIC Plan and (ii) Ms. Bibliowicz’s employment agreement, there are no agreements, arrangements or plans that entitle Named Executive Officers to payments or benefits upon a termination of employment or a change in control of the Company that are not generally available to all other salaried employees or non-executive plan participants.

The tables following each of the discussions below reflect the amount of compensation to be paid, and/or benefits to be provided, to Ms. Bibliowicz under the CEO Employment Agreement and each other Named Executive Officer under the CIC Plan in the event of termination of his/her employment and in the event of a change in control of the Company as of December 31, 2010.

The amounts shown in the tables below do not include payments and benefits to the extent they are provided on a non-discriminatory basis to all other NFP employees employed at the Company’s New York headquarters generally upon termination of employment. These include:

•	accrued salary and vacation pay;

•	distributions of balances under the Company’s 401(k) Plan; and

•	death or disability benefits under the Company’s group term life insurance, accidental death and dismemberment, long-term disability, and short-term disability policies.

In addition, the amounts shown in the tables below do not include distributions of plan balances under the Deferred Compensation Plan. Those amounts are shown in the 2010 Nonqualified Deferred Compensation table on page 42. The Deferred Compensation Plan includes the same terms and conditions for distributions of plan balances for all participating employees.

Chief Executive Officer

Termination by CEO for Good Reason or Termination without Cause by NFP

Pursuant to the CEO Employment Agreement, in the event Ms. Bibliowicz’s employment is terminated by NFP without cause, or in the event Ms. Bibliowicz terminates her employment for good reason, she will be entitled to receive (i) her base salary through the date of termination and payment of her base salary for 24 months immediately following termination of employment (the “Continuation Period”), (ii) a pro-rata bonus for the year of termination (payable at the same time as bonuses are paid to NFP’s other executive officers), determined on the same basis as for other senior executive officers using actual performance for such year measured against the applicable performance criteria, (iii) an annual amount to be paid monthly during the Continuation Period based on the greater of (x) the target annual bonus award opportunity for the year of termination and (y) the annual bonus for the prior year, and (iv) immediate vesting of all equity awards other than the 10-Year RSU Awards, the CEO 2009 Performance RSU Award and the CEO 2010 Performance RSU Award, with stock options remaining exercisable for 90 days after the termination date. Ms. Bibliowicz would also be entitled to continued medical, dental, hospitalization and life insurance coverage and other benefit plans and programs until the earlier of the end of the Continuation Period and the date Ms. Bibliowicz receives equivalent coverage and benefits under the plans and programs of a subsequent employer, provided that if she is precluded from participating in any employee benefit plan or program, she will be provided with the after-tax economic equivalent of the benefits. As a condition to receiving the compensation and benefits described in this paragraph, Ms. Bibliowicz and NFP must execute and deliver to each other mutual releases.

Pursuant to the CEO Annual Performance RSU Agreements, Ms. Bibliowicz waived the right to the accelerated vesting of the CEO 2009 Performance RSU Award and the CEO 2010 Performance RSU Award in the event she terminates her employment for good reason or in the event her employment is terminated by NFP without cause. Ms. Bibliowicz also waived the right to the accelerated vesting of the CEO 2009 Performance RSU Award and the CEO 2010 Performance RSU Award solely as a result of the occurrence of a change in control of the Company.

Under the CEO Annual Performance RSU Agreements, Ms. Bibliowicz is only entitled to accelerated vesting of the CEO 2009 Performance RSU Award and the CEO 2010 Performance RSU Award if, after a change in control of the Company (i) such RSUs are not expressly assumed by the Company’s successor or (ii) Ms. Bibliowicz’s employment is terminated by NFP without cause or by Ms. Bibliowicz for good reason within 18 months after or, under certain additional circumstances, within six months prior to, a change in control of the Company. Pursuant to the CEO Annual Performance RSU Agreements, the terms and conditions of the CEO 2009 Performance RSU Award and the CEO 2010 Performance RSU Award are generally the same as the terms and conditions of the RSUs granted to the Company’s other employees under the Company’s standard RSU award agreement.

Generally, pursuant to the CEO Employment Agreement, “cause” means the occurrence any of the following events which have not been cured within the applicable period:

•	Ms. Bibliowicz is convicted of, or enters a plea of guilty or nolo contendere to, a felony involving moral turpitude;

•

Ms. Bibliowicz engages in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out her duties under the CEO Employment Agreement, resulting, in either case, in material economic harm to NFP; or

•

Ms. Bibliowicz breaches (i) any material provision of NFP’s code of ethics or policies with regard to trading in securities of NFP or any other policies or regulations of NFP governing the conduct of its employees or (ii) the restrictive covenants contained in the CEO Employment Agreement.

Generally, pursuant to the CEO Employment Agreement, “good reason” means the occurrence of one or more of the following events without Ms. Bibliowicz’s written consent and which have not been cured within the applicable period:

•

with certain exceptions, the failure to elect or re-elect Ms. Bibliowicz to any of the positions specified in the CEO Employment Agreement, the removal of Ms. Bibliowicz from any of such positions, or a material diminution in Ms. Bibliowicz’s position, duties or responsibilities from those held, exercised and/or assigned to her pursuant to the CEO Employment Agreement, other than as a result of an isolated, insubstantial and inadvertent action by NFP that is not taken in bad faith and is remedied by NFP promptly after receipt of notice thereof from Ms. Bibliowicz;

•

any failure by NFP to comply with any material provision in the compensation and indemnification sections of the CEO Employment Agreement, other than an isolated, insubstantial and inadvertent failure that is not taken in bad faith and is remedied by NFP promptly after receipt of notice from Ms. Bibliowicz;

•	any failure by NFP to make any of the equity award grants described in the CEO Employment Agreement;

•	any requirement by NFP that Ms. Bibliowicz’s services be rendered primarily at a location or locations more than 50 miles from midtown Manhattan, New York City, New York;

•

the assignment of duties which are materially inconsistent with Ms. Bibliowicz’s duties as Chairman or President and CEO of NFP or which materially impair her ability to function as Chairman or President and CEO of NFP;

•

a termination of, or a material reduction in, any employee benefit or perquisite enjoyed by Ms. Bibliowicz other than as part of an across-the-board reduction applying to other senior executives of NFP; or

•

the failure of NFP to obtain the assumption in writing of its obligation to perform the CEO Employment Agreement by any successor to all or substantially all of its assets within 30 days of a merger, consolidation, sale or similar transaction.

Change in Control

In the event a change in control occurs with respect to the Company, Ms. Bibliowicz will be entitled to immediate vesting of equity awards granted to Ms. Bibliowicz other than the 10-Year RSU Awards, the CEO 2009 Performance RSU Award and the CEO 2010 Performance RSU Award. In the event that Ms. Bibliowicz’s employment is terminated by NFP without cause or by Ms. Bibliowicz for good reason within 24 months after or, under certain additional circumstances, within six months prior to, a change in control of the Company, Ms. Bibliowicz will be entitled to the amounts described above with respect to a termination without cause or for good reason, except that: (i) any cash payments due will be paid in a lump sum, (ii) the Continuation Period will be 36 months and (iii) the 10-Year RSU Awards will become vested. As a condition to receiving the compensation and benefits described above in this paragraph, Ms. Bibliowicz and NFP must execute and deliver to each other mutual releases.

With respect to the CEO 2009 Performance RSU Award and the CEO 2010 Performance RSU Award, under the CEO Annual Performance RSU Agreements, upon a change in control of the Company, Ms. Bibliowicz will be entitled to immediate vesting of these RSUs if these RSUs are not expressly assumed by a successor to the Company’s business in connection with the change in control. In addition, in the event that Ms. Bibliowicz’s employment is terminated by NFP without cause or by Ms. Bibliowicz for good reason within 18 months after or, under certain additional circumstances, within six months prior to, a change in control of the Company, the CEO 2009 Performance RSU Award and the CEO 2010 Performance RSU Award will become vested.

Generally, pursuant to the CEO Employment Agreement and the CEO Annual Performance RSU Agreements, a “change in control” would include any of the following events:

•	any person (other than NFP or any employee benefit plan sponsored by NFP) becomes the beneficial owner of 30% or more of NFP’s outstanding Common Stock;

•	the dissolution or sale of all or substantially all of the assets of NFP;

•

a merger or consolidation of NFP with any other entity that results in (i) NFP’s directors immediately before the combination comprising less than a majority of the board of the combined entity or (ii) the outstanding voting securities of NFP immediately prior to the combination representing less than 50% of the combined voting power after such combination; or

•	a majority of NFP’s directors is replaced under certain circumstances.

Termination for Cause by NFP or Voluntary Termination by CEO

In the event the Company terminates Ms. Bibliowicz’s employment for cause or Ms. Bibliowicz terminates her employment voluntarily without good reason, Ms. Bibliowicz will be entitled to receive (i) her base salary through the date of termination and (ii) the continued right to exercise vested stock options granted prior to December 2004 for 30 days after the termination date.

Death or Disability

In the event Ms. Bibliowicz’s employment is terminated due to her death or disability, she will be entitled to receive (i) her base salary through the date of termination, (ii) her annual bonus for the year in which death or disability occurs, prorated through the date of termination and payable at the same time as bonuses are paid to NFP’s other executive officers and (iii) immediate vesting of all equity awards other than the 10-Year RSU Awards, with stock options remaining exercisable for one year after the termination date.

Non-Renewal of Employment Agreement by NFP

In the event Ms. Bibliowicz’s employment terminates because the Company gives notice of non-renewal of the CEO Employment Agreement’s term, Ms. Bibliowicz will be entitled to immediate vesting of all equity awards granted to her other than the 10-Year RSU Awards, the CEO 2009 Performance RSU Award and the CEO 2010 Performance RSU Award, with stock options remaining exercisable for 90 days after the termination date.

Tax Gross-Up

Under the CEO Employment Agreement, the Company will increase Ms. Bibliowicz’s total payments under the agreement to cover any “golden parachute” excise taxes imposed under the Code as a result of any payment or benefit to be provided to her under the CEO Employment Agreement or any other NFP plan or program, provided that if the value of the payments subject to excise taxes is not more than 110% of the value of payments that could be provided without triggering excise taxes, then the value of payments to Ms. Bibliowicz will be reduced to the amount that can be provided without triggering excise taxes.

In connection with a review of its executive compensation practices, in May 2009, the Company committed that it would no longer enter into any new or materially amended agreements with its officers that include any excise tax gross-up provisions with respect to payments contingent upon a change in control.

See “—Other Named Executive Officers” below for information regarding the Company’s policy on tax gross-ups.

2010 Potential Payments to CEO upon Termination or Change in Control Table

Benefit	Before Change in Control Termination w/o Cause or for Good Reason ($)	Change in Control ($)	After Change in Control Termination w/o Cause or for Good Reason ($)	Voluntary Termination by CEO or Termination for Cause ($)	Death ($)	Disability ($)	Non-Renewal of Employment Agreement by NFP ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Compensation
Salary(1)	1,400,000	—	2,100,000	—	—	—	—
Bonus(2)	2,190,000	—	3,065,000	—	440,000	440,000	—
Stock Awards(3)	2,498,618	2,498,618	5,459,977	—	3,449,977	3,449,977	2,498,618

Benefits
Medical/Dental Insurance(4)	36,122	—	54,184	—	—	—	—
Life Insurance(5)	961	—	1,441	—	—	—	—
401(k) Plan(6)	29,063	—	43,594	—	—	—	—

Additional Items
Excise Tax Gross-up(7)	—	0	3,164,934	—	—	—	—

Total	6,154,764	2,498,618	13,889,130	—	3,889,977	3,889,977	2,498,618

(1)	The amounts listed in columns (b) and (d) reflect the product of (i) Ms. Bibliowicz’s monthly base salary and (ii) the applicable Continuation Period. The Continuation Period for column (b) is 24 months and the Continuation Period for column (d) is 36 months.
(2)	Assuming Ms. Bibliowicz was terminated on December 31, 2010, Ms. Bibliowicz would receive a prorated bonus for 2010 based on Ms. Bibliowicz’s actual performance-based bonus for the year of termination, i.e., the 2010 fiscal year. Ms. Bibliowicz’s 2010 performance-based bonus was $440,000, and columns (b), (d), (f) and (g) include this bonus payment. Columns (b) and (d) also include payment of the annual bonus during the applicable Continuation Period which payment was calculated at Ms. Bibliowicz’s target annual bonus rate of $875,000.
(3)	The value of the acceleration of Ms. Bibliowicz’s unvested stock awards for columns (b), (c) and (h) is based upon the total number of unvested RSUs outstanding at December 31, 2010 that are governed by award agreements containing provisions that provide for acceleration upon the events listed in the column headings (186,464 RSUs) multiplied by the closing price of the Common Stock on December 31, 2010 ($13.40). The RSU award agreements governing the 10-Year RSU Awards and the CEO 2009 Performance RSU Award do not contain these provisions. Column (c) includes only RSUs that accelerate upon a change in control whether or not outstanding RSU awards were assumed by the successor to the Company’s business in connection with the change in control. Column (c) does not include RSUs that accelerate upon a change in control only if outstanding RSU awards were not assumed by the successor as the Company assumes that outstanding RSU awards would be assumed by a successor in connection with the change in control.
The value of the acceleration of Ms. Bibliowicz’s unvested stock awards for column (d) is based upon the total number of unvested RSUs outstanding at December 31, 2010 (407,461 RSUs) multiplied by the closing price of the Common Stock on December 31, 2010 ($13.40). All of Ms. Bibliowicz’s RSU award agreements provide for acceleration if, after a change in control, the Company terminates Ms. Bibliowicz without cause or Ms. Bibliowicz terminates her employment for good reason.
The value of the acceleration of Ms. Bibliowicz’s unvested stock awards for columns (f) and (g) is based upon the total number of unvested RSUs outstanding at December 31, 2010 that are governed by award agreements containing provisions that provide for acceleration upon death or disability (257,461 RSUs) multiplied by the closing price of the Common Stock on December 31, 2010 ($13.40). The 10-Year RSU Awards do not accelerate upon Ms. Bibliowicz’s death or disability.
(4)	The amount listed reflects the premium cost of Ms. Bibliowicz’s continued participation in the Company’s group medical and dental plans under COBRA for the applicable Continuation Period. The amount listed also includes a cash payment to Ms. Bibliowicz equal to the after-tax economic equivalent of the Company’s contribution to Ms. Bibliowicz’s health spending account under the Company’s medical plan during the applicable Continuation Period.
(5)	The amount listed reflects a cash payment to Ms. Bibliowicz equal to (i) the premiums Ms. Bibliowicz would pay during the applicable Continuation Period to continue coverage under the Company’s term life insurance policy and (ii) the after-tax economic equivalent of the premiums Ms. Bibliowicz would pay to obtain coverage during the applicable Continuation Period similar to the coverage she currently has under the Company’s accidental death and dismemberment policy.
(6)	Since Ms. Bibliowicz’s continued participation in the Company’s 401(k) Plan after her termination would not be permitted under the terms of the 401(k) Plan, the Company would be required to make a cash payment to Ms. Bibliowicz equal to the after-tax economic equivalent of the Company’s matching contribution under the 401(k) Plan during the applicable Continuation Period. The maximum matching contribution for Company employees for the 2010 year was $7,350. The amounts listed in columns (b) and (d) assume that Ms. Bibliowicz contributed the maximum amount under applicable law to the Company’s 401(k) Plan.

(7)	The amount listed in column (d) is an estimate of the excise tax gross-up payment that would be paid to Ms. Bibliowicz. As certain elements of compensation may not be subject to the excise tax, depending on the actual timing and circumstances surrounding a termination upon a change in control, the amount listed in column (d) may be different than the amount that would actually be paid.

Other Named Executive Officers

The CIC Plan provides for certain payments and benefits to be made to CIC Plan participants in the event of termination of their employment under certain circumstances following a change in control of the Company. The Company provides each CIC Plan participant with a participation schedule that sets out his or her potential benefits under the CIC Plan and the applicability of certain CIC Plan provisions. Ms. Blank and Messrs. Hammond, Goldman and Gelder (each, a “Participant”) are each current participants of the CIC Plan.

In February 2011, the Company provided notice to all CIC Plan participants of its election not to renew the current term of the CIC Plan. Accordingly, the current term of the CIC Plan will expire on May 3, 2013. If a change in control of the Company occurs before the existing CIC Plan expires, participants will continue to be covered by the CIC Plan. The Compensation Committee is considering a replacement change in control severance plan that more closely aligns with current compensation practices and trends, and intends to recommend a replacement plan to the Board of Directors for approval later this year.

The tables following the discussion below reflect the amount of compensation to be paid, and/or benefits to be provided, to each Participant in the event of termination of his/her employment following a change in control of the Company as of December 31, 2010.

Change in Control

Under the Company’s standard RSU award agreement generally applicable to the Company’s employees and directors, upon a change in control (as defined below) of the Company, the Participants will be entitled to immediate vesting of all RSU awards so long as such RSU awards are not expressly assumed by a successor to the Company’s business in connection with the change in control.

Termination by Executive for Good Reason or Termination without Cause by NFP

Under the CIC Plan, in the event that a Participant’s employment is terminated by NFP without cause (as defined below) or by such Participant for good reason (as defined below) within 18 months after or, under certain additional circumstances, within six months prior to, a change in control (as defined below) of the Company (the “Protected Period”), such Participant will be entitled to receive the following amounts in a lump sum within 30 days following the applicable termination date: (i) the Participant’s base salary through the date of termination (including amounts attributed to earned but unused vacation), (ii) bonus awards earned by the Participant but not yet paid or credited as a deferral at the date of termination, (iii) the Participant’s pro-rata annual target bonus (as determined by the Compensation Committee) through the date of termination and (iv) the product of 2 multiplied by the sum of (x) the Participant’s base salary and (y) the Participant’s annual target bonus, as determined by the Compensation Committee. For purposes of the CIC Plan, the Compensation Committee has determined that a Participant’s annual target bonus will equal the greater of (i) the annual target bonus determined by the Compensation Committee for such Participant or (ii) such Participant’s prior year actual bonus. The Compensation Committee did not determine annual target bonuses for 2010 for any of the CIC Plan Participants. In addition, the Participant will be entitled to immediate vesting of all equity awards, with stock options remaining exercisable in accordance with their existing terms. The Participant will also be entitled to (i) continued participation in NFP’s welfare and fringe benefit plans (or substantially similar benefits if such participation is not permitted under the terms of the relevant plans) until the earlier of 24 months after the applicable termination date and the date the Participant receives equivalent coverage and benefits under the benefit plans of a subsequent employer and (ii) continued contributions to the Company’s defined contribution plans for 24 months after the applicable termination date (or a cash payment (and associated tax gross-up payment) equal to such contributions if contributions are not permitted under the terms of the relevant plans). As a condition to receiving the compensation and benefits described in this paragraph, the Participant and NFP must execute and deliver to each other mutual releases.

Generally, under the CIC Plan, “cause” means:

•	the failure of the Participant to substantially fulfill his or her obligations with respect to his or her employment or service;

•

the Participant is charged with or convicted of a felony or engages in conduct that constitutes gross negligence or gross misconduct in carrying out his or her duties with respect to his or her employment or service;

•	violation by the Participant of any non-competition, non-solicitation or confidentiality provision contained in any agreement between the Participant and NFP;

•	any material act by the Participant involving dishonesty or disloyalty or any act by the Participant involving moral turpitude which adversely affects the business of NFP; or

•

the breach by the Participant of any material provision of NFP’s code of ethics or policies with regard to trading in securities of NFP or any other policies or regulations of NFP governing the conduct of its employees or contractors.

Generally, under the CIC Plan, “good reason” means, without a Participant’s consent, the occurrence of any of the following events during the Protected Period which have not been cured within the applicable period:

•	a material diminution in the Participant’s position, duties or responsibilities from those held, exercised and/or assigned to the Participant immediately prior to a change in control;

•

a substantial reduction, in the aggregate, of current base salary, bonus opportunity, incentive compensation and benefits provided to the Participant other than an across-the-board reduction which applies to other similarly situated Participants; or

•

any requirement that the Participant’s services be rendered primarily at a location or locations more than 50 miles from the Participant’s principal place of employment as of the date of a change in control.

Generally, under the CIC Plan, a “change in control” would include any of the following events:

•	any person (other than NFP or any employee benefit plan sponsored by NFP) becomes the beneficial owner of 30% or more of NFP’s outstanding Common Stock;

•	the dissolution or sale of all or substantially all of the assets of NFP;

•

a merger or consolidation of NFP with any other entity that results in (i) NFP’s directors immediately before the combination comprising less than a majority of the board of the combined entity or (ii) the outstanding voting securities of NFP immediately prior to the combination representing less than 50% of the combined voting power after such combination;

•	a majority of NFP’s directors is replaced under certain circumstances; or

•	any other event that the Board of Directors determines, in its discretion, to be a change in control.

Termination for Cause by NFP or Voluntary Termination by Executive

Under the CIC Plan, in the event the Company terminates a Participant’s employment for cause or a Participant terminates his/her employment voluntarily without good reason during the Protected Period, such Participant will be entitled to receive the following amounts in a lump sum within 30 days of the applicable termination date: (i) his/her base salary through the date of termination (including amounts attributed to earned but unused vacation) and (ii) bonus awards earned by the Participant but not yet paid or credited as a deferral at the date of termination.

Death or Disability

Under the CIC Plan, in the event a Participant’s employment is terminated due to his/her death or disability during the Protected Period, such Participant will be entitled to receive the following amounts in a lump sum within 30 days following the applicable termination date: (i) his/her base salary through the date of termination (including amounts attributed to earned but unused vacation) and (ii) bonus awards earned by the Participant but not yet paid or credited as a deferral at the date of termination.

In addition to the payments described above, under the Company’s standard equity award agreements applicable to all employees and directors, upon death or disability, each Participant will be entitled to immediate vesting of all equity awards, with stock options remaining exercisable for one year after death or disability.

Tax Gross-Up

Under the CIC Plan, the Company will increase a Participant’s total payments under the CIC Plan to cover any excise taxes imposed by “golden parachute” excise taxes imposed under the Code on payments or distributions made by the Company to a Participant, whether payable under the CIC Plan or otherwise, provided that if the value of the payments subject to excise taxes is not more than 110% of the value of payments that could be provided without triggering excise taxes, then the value of payments to such Participant will be reduced to the amount that can be provided without triggering excise taxes. The tax gross-up provision is not applicable in the event the Participant’s employment is terminated by the Company for cause or in the event the Participant terminates his/her employment for any reason other than good reason.

In connection with a review of its executive compensation practices, in May 2009, the Company committed that it would no longer enter into any new or materially amended agreements with its officers that include any excise tax gross-up provisions with respect to payments contingent upon a change in control and that any new participant entering the CIC Plan after January 1, 2009 would not be entitled to the excise tax gross-up provided under the CIC Plan. However, executives who were entitled to receive the excise tax gross-up prior to January 1, 2009 are “grandfathered” and will continue to be entitled to the excise tax gross-up while the term of the CIC Plan is in effect.

As noted above, the Company elected not to renew the current term of the CIC Plan, and the current term of the CIC Plan will expire on May 3, 2013. The Compensation Committee is considering a replacement change in control severance plan that more closely aligns with current compensation practices and trends. This replacement plan, if adopted, will not contain an excise tax gross-up provision.

Restrictive Covenants

As a condition to participation in the CIC Plan, each Participant agreed to be bound by post-employment non-competition and non-solicitation covenants of six months and one year, respectively, that apply under certain circumstances. In addition, each Participant is also bound by certain confidentiality provisions that apply during employment and post-employment.

2010 Potential Payments to Donna J. Blank after Change in Control Table

Benefit	Change in Control ($)	Termination w/o Cause or for Good Reason ($)	Voluntary Termination by Executive or Termination for Cause ($)	Death ($)	Disability ($)
(a)	(b)	(c)	(d)	(e)	(f)
Compensation
Salary(1)	—	800,000	—	—	—
Bonus(2)	—	1,845,000	615,000	615,000	615,000
Stock Awards(3)	0	2,075,459	—	2,075,459	2,075,459

Benefits
Medical/Dental Insurance (4)	—	41,208	—	—	—
Life/Disability Insurance (5)	—	4,040	—	—	—
401(k) Plan(6)	—	29,063	—	—	—

Additional Items
Excise Tax Gross-up(7)	0	1,341,995	0	0	0

Total	0	6,136,765	615,000	2,690,459	2,690,459

(1)	The amount listed in column (c) reflects the product of (i) Ms. Blank’s annual base salary and (ii) 2.
(2)	Assuming Ms. Blank was terminated on December 31, 2010, Ms. Blank would receive a pro-rata bonus through the termination date based on her prior year (fiscal 2009) actual bonus ($615,000). Columns (c), (d), (e) and (f) include this bonus payment. Column (c) also includes an additional payment of $615,000 multiplied by 2.
(3)	The value of the acceleration of Ms. Blank’s unvested stock awards is based upon the total number of unvested RSUs outstanding at December 31, 2010 (154,885 RSUs) multiplied by the closing price of the Common Stock on December 31, 2010 ($13.40). Column (b) assumes that Ms. Blank’s RSU awards were not accelerated because her RSU awards were assumed by the successor to the Company’s business in connection with the change in control. Ms. Blank’s RSU awards accelerate upon a change in control only if outstanding RSU awards were not assumed by the successor in connection with the change in control.
(4)	The amount listed reflects the premium cost of Ms. Blank’s continued participation in the Company’s group medical and dental plans under COBRA for 24 months.
(5)	The amount listed reflects a cash payment to Ms. Blank equal to (i) the equivalent of premiums Ms. Blank would pay to continue coverage under the Company’s term life insurance policy for 24 months and (ii) the after-tax economic equivalent of premiums Ms. Blank would pay to continue coverage under the Company’s long-term disability policy for 24 months and to obtain coverage similar to the coverage she currently has under the Company’s accidental death and dismemberment policy for 24 months.
(6)	Since Ms. Blank’s continued participation in the Company’s 401(k) Plan after her termination would not be permitted under the terms of the 401(k) Plan, the Company would be required to make a cash payment to Ms. Blank equal to the after-tax economic equivalent of the Company’s matching contribution under the 401(k) Plan for 24 months. The maximum matching contribution for Company employees for the 2010 year was $7,350. The amount listed in column (c) assumes that Ms. Blank contributed the maximum amount under applicable law to the Company’s 401(k) Plan.
(7)	The amount listed in column (c) is an estimate of the excise tax gross-up payment that would be paid to Ms. Blank. As certain elements of compensation may not be subject to the excise tax, depending on the actual timing and circumstances surrounding a termination upon a change in control, the amount listed in column (c) may be different than the amount that would actually be paid.

2010 Potential Payments to Douglas W. Hammond after Change in Control Table

Benefit	Change in Control ($)	Termination w/o Cause or for Good Reason ($)		Voluntary Termination by Executive or Termination for Cause ($)	Death ($)	Disability ($)
(a)	(b)	(c)		(d)	(e)	(f)
Compensation
Salary(1)	—	850,000		—	—	—
Bonus(2)	—	1,470,000		490,000	490,000	490,000
Stock Awards(3)	0	2,149,507		—	2,149,507	2,149,507

Benefits
Medical/Dental Insurance(4)	—	41,208		—	—	—
Life Insurance(5)	—	795		—	—	—
401(k) Plan(6)	—	26,933		—	—	—

Additional Items
Excise Tax Gross-up	0	0		0	0	0

Total	0	4,538,443	(7)	490,000	2,639,507	2,639,507

(1)	The amount listed in column (c) reflects the product of (i) Mr. Hammond’s annual base salary and (ii) 2.
(2)	Assuming Mr. Hammond was terminated on December 31, 2010, Mr. Hammond would receive a pro-rata bonus through the termination date based on his prior year (fiscal 2009) actual bonus ($490,000). Columns (c), (d), (e) and (f) include this bonus payment. Column (c) also includes an additional payment of $490,000 multiplied by 2.
(3)	The value of the acceleration of Mr. Hammond’s unvested stock awards is based upon the total number of unvested RSUs outstanding at December 31, 2010 (160,411 RSUs) multiplied by the closing price of the Common Stock on December 31, 2010 ($13.40). Column (b) assumes that Mr. Hammond’s RSU awards were not accelerated because his RSU awards were assumed by the successor to the Company’s business in connection with the change in control. Mr. Hammond’s RSU awards accelerate upon a change in control only if outstanding RSU awards were not assumed by the successor in connection with the change in control.
(4)	The amount listed reflects the premium cost of Mr. Hammond’s continued participation in the Company’s group medical and dental plans under COBRA for 24 months.
(5)	The amount listed reflects a cash payment to Mr. Hammond equal to (i) the equivalent of premiums Mr. Hammond would pay to continue coverage under the Company’s term life insurance policy for 24 months and (ii) the after-tax economic equivalent of premiums Mr. Hammond would pay to obtain coverage similar to the coverage he currently has under the Company’s accidental death and dismemberment policy for 24 months.
(6)	Since Mr. Hammond’s continued participation in the Company’s 401(k) Plan after his termination would not be permitted under the terms of the 401(k) Plan, the Company would be required to make a cash payment to Mr. Hammond equal to the after-tax economic equivalent of the Company’s matching contribution under the 401(k) Plan for 24 months. The maximum matching contribution for Company employees for the 2010 year was $7,350. The amount listed in column (c) assumes that Mr. Hammond contributed the maximum amount under applicable law to the Company’s 401(k) Plan.
(7)	Based on the total payments or distributions made to Mr. Hammond under the CIC Plan, no excise tax gross-up payment would be due to Mr. Hammond. Pursuant to the CIC Plan, since the value of the payments to Mr. Hammond reflected in column (c) that is subject to excise taxes is not more than 110% of the value of payments that could be provided to Mr. Hammond without triggering excise taxes, the total payments to Mr. Hammond upon termination without cause or termination for good reason after a change in control would be reduced to $4,360,277, the amount that could be provided to Mr. Hammond without triggering excise taxes.

2010 Potential Payments to Michael N. Goldman after Change in Control Table

Benefit	Change in Control ($)	Termination w/o Cause or for Good Reason ($)	Voluntary Termination by Executive or Termination for Cause ($)	Death ($)	Disability ($)
(a)	(b)	(c)	(d)	(e)	(f)
Compensation
Salary(1)	—	650,000	—	—	—
Bonus(2)	—	1,335,000	445,000	445,000	445,000
Stock Awards(3)	0	1,482,107	—	1,482,107	1,482,107

Benefits
Medical/Dental Insurance(4)	—	41,208	—	—	—
Life Insurance(5)	—	419	—	—	—
401(k) Plan(6)	—	26,933	—	—	—

Additional Items
Excise Tax Gross-up(7)	0	691,973	0	0	0

Total	0	4,227,640	445,000	1,927,107	1,927,107

(1)	The amount listed in column (c) reflects the product of (i) Mr. Goldman’s annual base salary and (ii) 2.
(2)	Assuming Mr. Goldman was terminated on December 31, 2010, Mr. Goldman would receive a pro-rata bonus through the termination date based on his prior year (fiscal 2009) actual bonus ($445,000). Columns (c), (d), (e) and (f) include this bonus payment. Column (c) also includes an additional payment of $445,000 multiplied by 2.
(3)	The value of the acceleration of Mr. Goldman’s unvested stock awards is based upon the total number of unvested RSUs outstanding at December 31, 2010 (110,605 RSUs) multiplied by the closing price of the Common Stock on December 31, 2010 ($13.40). Column (b) assumes that Mr. Goldman’s RSU awards were not accelerated because his RSU awards were assumed by the successor to the Company’s business in connection with the change in control. Mr. Goldman’s RSU awards accelerate upon a change in control only if outstanding RSU awards were not assumed by the successor in connection with the change in control.
(4)	The amount listed reflects the premium cost of Mr. Goldman’s continued participation in the Company’s group medical and dental plans under COBRA for 24 months.
(5)	The amount listed reflects a cash payment to Mr. Goldman equal to (i) the equivalent of premiums Mr. Goldman would pay to continue coverage under the Company’s term life insurance policy for 24 months and (ii) the after-tax economic equivalent of premiums Mr. Goldman would pay to obtain coverage similar to the coverage he currently has under the Company’s accidental death and dismemberment policy for 24 months.
(6)	Since Mr. Goldman’s continued participation in the Company’s 401(k) Plan after his termination would not be permitted under the terms of the 401(k) Plan, the Company would be required to make a cash payment to Mr. Goldman equal to the after-tax economic equivalent of the Company’s matching contribution under the 401(k) Plan for 24 months. The maximum matching contribution for Company employees for the 2010 year was $7,350. The amount listed in column (c) assumes that Mr. Goldman contributed the maximum amount under applicable law to the Company’s 401(k) Plan.
(7)	The amount listed in column (c) is an estimate of the excise tax gross-up payment that would be paid to Mr. Goldman. As certain elements of compensation may not be subject to the excise tax, depending on the actual timing and circumstances surrounding a termination upon a change in control, the amount listed in column (c) may be different than the amount that would actually be paid.

2010 Potential Payments to James R. Gelder after Change in Control Table

Benefit	Change in Control ($)	Termination w/o Cause or for Good Reason ($)	Voluntary Termination by Executive or Termination for Cause ($)	Death ($)	Disability ($)
(a)	(b)	(c)	(d)	(e)	(f)
Compensation
Salary(1)	—	850,000	—	—	—
Bonus(2)	—	936,000	312,000	312,000	312,000
Stock Awards(3)	0	871,750	—	871,750	871,750

Benefits
Medical/Dental Insurance(4)	—	6,099	—	—	—
Life/Disability Insurance(5)	—	4,048	—	—	—
401(k) Plan(6)	—	25,107	—	—	—

Additional Items
Excise Tax Gross-up(7)	0	598,767	0	0	0

Total	0	3,291,771	312,000	1,183,750	1,183,750

(1)	The amount listed in column (c) reflects the product of (i) Mr. Gelder’s annual base salary and (ii) 2.
(2)	Assuming Mr. Gelder was terminated on December 31, 2010, Mr. Gelder would receive a pro-rata bonus through the termination date based on his prior year (fiscal 2009) actual bonus ($312,000). Columns (c), (d), (e) and (f) include this bonus payment. Column (c) also includes an additional payment of $312,000 multiplied by 2.
(3)	The value of the acceleration of Mr. Gelder’s unvested stock awards is based upon the total number of unvested RSUs outstanding at December 31, 2010 (65,056 RSUs) multiplied by the closing price of the Common Stock on December 31, 2010 ($13.40). Column (b) assumes that Mr. Gelder’s RSU awards were not accelerated because his RSU awards were assumed by the successor to the Company’s business in connection with the change in control. Mr. Gelder’s RSU awards accelerate upon a change in control only if outstanding RSU awards were not assumed by the successor in connection with the change in control.
(4)	The amount listed reflects the premium cost of Mr. Gelder’s continued participation in the Company’s group medical and dental plans under COBRA for 24 months.
The amount listed also includes a cash payment to Mr. Gelder equal to the after-tax economic equivalent of the Company’s contribution to Mr. Gelder’s health spending account under the Company’s medical plan for 24 months.
(5)	The amount listed reflects a cash payment to Mr. Gelder equal to (i) the equivalent of premiums Mr. Gelder would pay to continue coverage under the Company’s term life insurance policy for 24 months and (ii) the after-tax economic equivalent of premiums Mr. Gelder would pay to continue coverage under the Company’s long-term disability policy for 24 months and to obtain coverage similar to the coverage he currently has under the Company’s accidental death and dismemberment policy for 24 months.
(6)	Since Mr. Gelder’s continued participation in the Company’s 401(k) Plan after his termination would not be permitted under the terms of the 401(k) Plan, the Company would be required to make a cash payment to Mr. Gelder equal to the after-tax economic equivalent of the Company’s matching contribution under the 401(k) Plan for 24 months. The maximum matching contribution for Company employees for the 2010 year was $7,350. The amount listed in column (c) assumes that Mr. Gelder contributed the maximum amount under applicable law to the Company’s 401(k) Plan.
(6)	The amount listed in column (c) is an estimate of the excise tax gross-up payment that would be paid to Mr. Gelder. As certain elements of compensation may not be subject to the excise tax, depending on the actual timing and circumstances surrounding a termination upon a change in control, the amount listed in column (c) may be different than the amount that would actually be paid.

Equity Compensation Plan Information

The following table sets forth a description of the Company’s equity compensation plans as of December 31, 2010.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options and Other Rights(1)		Weighted-Average Exercise Price of Outstanding Options and Other Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans, Excluding Securities Reflected in Column (a)
	(a)		(b)	(c)
Equity compensation plans approved by security holders	461,717	(3)	$12.77	4,585,764	(4)
Equity compensation plans not approved by security holders(5)	2,552,884		$15.20	N/A

Total:	3,014,561		$15.20	4,585,764

(1)	The amounts listed in column (a) include securities to be issued upon the vesting of RSUs and exercise of stock options, and excludes purchase rights currently accruing under the ESPP.
(2)	The amounts listed in column (b) do not take into account outstanding RSUs, which have no exercise price, and excludes purchase rights currently accruing under the ESPP.
(3)	Includes solely awards granted under the 2009 SIP.
(4)	Includes shares available for future issuance under the 2009 SIP and the ESPP. As of December 31, 2010, an aggregate of 2,910,892 shares of Common Stock were available for issuance under the ESPP, including 16,351 shares subject to purchase during the then-current purchase period. Under the 2009 SIP, each outstanding RSU reduces the remaining shares available for issuance under the 2009 SIP by 1.81 shares.
(5)	Includes awards granted under the Company’s Pre-IPO Stock Incentive Plans and 8,592 “employment inducement” awards. The material terms of the Company’s Pre-IPO Stock Incentive Plans are set forth in Note 12 to the Company’s consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. With respect to the employment inducement awards, on September 1, 2008, Ms. Blank was awarded 25,775 RSUs pursuant to the NYSE’s employment inducement exemption from the stockholder approval requirement generally applicable to equity compensation awards. These RSUs vest in three equal annual installments commencing September 1, 2009, subject to Ms. Blank’s continued service through each applicable vesting date and subject to accelerated vesting in the event of Ms. Blank’s death or disability and in certain circumstances relating to a change in control of the Company.

Compensation Committee Interlocks and Insider Participation

During the 2010 fiscal year, the following directors served as members of the Compensation Committee: Ms. Abramson, Mr. Griswell, Ms. Loessberg and Mr. Mlekush. No member of the Compensation Committee is or has ever been an officer or an employee of the Company or has or had any relationships or related person transactions involving the Company that require disclosure. None of the Company’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board of Directors or Compensation Committee.

PROPOSAL II. ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, the Company is providing stockholders with an advisory vote on the compensation of the Named Executive Officers (“Say-on-Pay”) as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

As described in the “Compensation Discussion and Analysis” beginning on page 24, the Company’s executive compensation philosophy is to maintain practices that attract, retain and motivate key executives who are critical to the Company’s success and to the creation of long-term stockholder value. Accordingly, the Company’s executive compensation program is designed to:

•	link compensation to the Company’s performance and individual performance;

•	encourage a focus on long-term growth;

•	align the economic interests of executives with those of stockholders;

•	appropriately mitigate risks; and

•	encourage executive retention.

The Board of Directors and the Compensation Committee believe that the executive compensation decisions made by the Compensation Committee for fiscal 2010 embody the philosophy and satisfy the goals of the Company’s executive compensation program. The Company urges stockholders to read the “Compensation Discussion and Analysis” beginning on page 24 for additional details about the Company’s executive compensation program, including the rationale for the Compensation Committee’s decisions regarding compensation for the Named Executive Officers for fiscal 2010.

The Company is asking stockholders to indicate their support of the compensation paid to the Named Executive Officers as described in this Proxy Statement. The Say-on-Pay vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, the Board of Directors recommends that stockholders vote in favor of the following advisory resolution:

“RESOLVED, that stockholders approve the compensation of the Named Executive Officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis and the related compensation tables and narrative discussion.”

Your vote on this Proposal II is advisory only, so the results of the vote will not be binding on the Company, the Board of Directors or the Compensation Committee. However, the Compensation Committee and the Board of Directors value the opinions expressed by stockholders in this vote and will consider the outcome of this vote as one factor, in conjunction with other factors, when making future decisions on executive compensation.

The Board of Directors recommends a vote FOR Proposal II.

PROPOSAL III. ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is required by Section 14A of the Exchange Act to ask stockholders, on an advisory basis, whether they would prefer Say-on-Pay votes every one, two or three years. Your proxy or voting instruction card allows you to choose the frequency you prefer or abstain from voting on this proposal.

Based on stockholder input thus far, the most prevalent preference the Company has obtained from stockholders on this issue has been for an annual Say-on-Pay vote. Stockholders favoring an annual advisory vote on executive compensation believe an annual vote will enhance stockholder communication by providing prompt and direct input on the Company’s executive compensation practices as disclosed in the proxy statement every year. The Company values and encourages constructive dialogue on executive compensation with its stockholders, and does not, at this time, believe that an annual Say-on-Pay vote would impose undue administrative burdens on the Company. Accordingly, the Board of Directors recommends that stockholders vote in favor of the Company holding a Say-on-Pay vote once every year.

The Company recognizes that there are benefits and burdens of each of the three frequency options, and encourages stockholders to carefully weigh these benefits and burdens before choosing a frequency option.

Your vote on this Proposal III is advisory only, so the results of the vote will not be binding on the Company, the Board of Directors or the Compensation Committee. However, the Compensation Committee and the Board of Directors value the opinions expressed by stockholders in this vote and will consider the outcome of the vote in deciding how frequently to conduct future Say-on-Pay votes, but will not be bound either by its own recommendation or by the outcome of the vote, and, based on other factors, may choose to conduct future Say-on-Pay votes more or less frequently than the alternative that has been selected by stockholders.

The Board of Directors recommends a vote for “1 YEAR” on Proposal III.

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the Board of Directors. The Compensation Committee reviews the level of compensation of directors on an annual basis and the Board of Directors, upon recommendation of the Compensation Committee, approves all director compensation. In setting director compensation, the Compensation Committee and the Board of Directors consider the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill level required by the Company of members of the Board of Directors. In addition, the Compensation Committee and the Board of Directors consider the advice of FW Cook and survey data collected by the Company’s Office of the General Counsel.

Set forth in the table on page 60 is the compensation paid to or earned by non-employee directors for their services rendered during 2010. Ms. Bibliowicz has been omitted from this table since she receives no compensation for serving on the Board of Directors. See “Compensation Discussion and Analysis” and “Compensation Tables and Other Information” above for information regarding Ms. Bibliowicz’s 2010 compensation. Mr. Callahan, a Company employee, also did not receive any compensation for serving on the Board of Directors in 2010. His compensation as an employee is set forth in footnote 1 of the table on page 60.

Cash Compensation

All independent directors receive an annual retainer of $45,000 plus $2,000 for each Board of Directors or committee meeting attended in person and $1,000 for each meeting attended telephonically. For 2010, the Chairman of the Audit Committee received an additional $20,000 retainer, the Chairman of the Compensation Committee received an additional $20,000 retainer, the Chairman of the Nominating and Corporate Governance Committee received an additional $5,000 retainer and the Lead Director received an additional $15,000 retainer.

Stock-based Compensation

Independent directors typically receive a grant of stock-based compensation at the same time as the Company’s executive officers and key employees receive their annual long-term equity incentive compensation. On February 24, 2010, each then-current independent director received a grant of 2,200 RSUs. Subject to the director’s continued service with the Company, these RSUs vest in three equal annual installments commencing February 16, 2011, except for accelerated vesting in the event of a director’s death or disability and in certain circumstances relating to a change in control of the Company. In addition, these RSUs also entitle the holder to earn dividend equivalents in the form of cash (or, at the option of the Compensation Committee, additional RSUs). In addition, on February 24, 2010, Mr. Mlekush received a grant of 735 RSUs in connection with his service as the Board of Directors liaison for NFP’s Advisory Council, an advisory committee comprised of principals of various NFP firms with whom NFP management meets regularly. These RSUs vested in full on January 1, 2011.

In conjunction with its annual review of director compensation, in December 2010, the Compensation Committee recommended to the Board of Directors, and the Board of Directors approved utilizing a fixed dollar value of $45,000 in determining annual equity awards to independent directors. The number of RSUs to be awarded is determined using the Grant Price Formula. These equity awards will vest in full one year from the date of grant subject to the director’s continued service with the Company. The annual equity awards to independent directors will continue to be granted at the same time as the Company’s executive officers and key employees receive their annual long-term equity incentive compensation.

The Company has historically granted 5,000 fully vested stock options to new directors during their initial year of election. In connection with his election to the Board of Directors, Mr. Griswell received a grant of 5,000 fully vested stock options on October 1, 2010 with an exercise price of $12.77 equal to the closing price of the Common Stock on the date of grant. These options have a seven-year term.

Director Expenses

The Company also reimburses expenses incurred by directors to attend board and committee meetings and reimburses all directors for up to $5,000 per year for expenses incurred in connection with director education.

Stock Ownership and Retention Guidelines

Until recently, non-management directors were required to own at least $100,000 in Common Stock by January 1, 2013. In December 2010, upon the recommendation of the Compensation Committee, the Board of Directors adopted more rigorous non-management director stock ownership and retention guidelines (the “Director Guidelines”) to reinforce the importance of aligning the interests of the Company’s directors with those of stockholders. The Director Guidelines are incorporated into the Company’s Corporate Governance Guidelines and require each non-management director to own Common Stock equal in value to at least five times the amount of the annual cash retainer. The annual cash retainer is currently $45,000. Until the stock ownership guideline is reached, the director must retain 100% of the after-tax shares acquired through the exercise of options or the vesting of equity awards granted to the director prior to January 1, 2011 (the effective date of the Director Guidelines).

Equity interests that count toward satisfaction of the ownership guidelines include shares owned by the director including shares held through the Company’s 401(k) Plan, shares jointly owned with the director’s spouse, shares held in an estate planning vehicle for the benefit of the director or the director’s family members and vested deferred stock units. Unvested equity awards, including unvested RSUs and unexercised stock options, do not count toward satisfaction of the ownership guidelines.

In addition, the Director Guidelines provide that all RSU awards granted to non-management directors after January 1, 2011 will contain a mandatory deferral provision. This provision provides that payment of the vested RSUs will be made in shares of Common Stock and will be automatically deferred until service on the Board of Directors has ended.

The Company has also instituted stock ownership and retention guidelines for executives. For information regarding these guidelines, see “Compensation Discussion and Analysis—Key Elements of the Company’s Executive Compensation Program—Stock Ownership and Retention Guidelines” above. The Company also has an insider trading policy that, among other things, prohibits executives, directors and certain other employees from hedging the economic risks of their Common Stock ownership and from pledging Company securities.

2010 Director Compensation Table

Name(1)	Fees Earned or Paid in Cash(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Stephanie W. Abramson	112,000	25,498	—	—	—	—	137,498
Arthur S. Ainsberg	80,000	25,498	—	—	—	—	105,498
John A. Elliott	93,000	25,498	—	—	—	—	118,498
J. Barry Griswell	45,950	—	47,092	—	—	—	93,042
Shari Loessberg	85,000	25,498	—	—	—	—	110,498
Kenneth C. Mlekush	106,000	34,017	—	—	—	—	140,017

(1)	Mr. Callahan’s total compensation for the 2010 fiscal year was $568,413, which included (i) $318,753 in base salary, (ii) $23,342 in stock awards, (iii) $200,000 in bonus compensation, (iv) $18,968 in above-market nonqualified deferred compensation plan earnings and (v) $7,350 in other compensation. The amount reported in clause (ii) reflects the grant date fair value of the 2,014 RSUs that were granted to Mr. Callahan on February 24, 2010 in connection with the annual long-term equity incentive award to employees, computed in accordance with FASB ASC Topic 718. See Note 11 of the consolidated financial statements in the Company’s 2010 Form 10-K for information regarding assumptions underlying the valuation of equity awards. The amount in clause (iii) represents the 2010 bonus that was paid to Mr. Callahan in February 2011. The amount in clause (iv) represents above-market earnings on compensation that was deferred by Mr. Callahan under NFPISI’s Amended and Restated Executive Deferral Plan. Above-market earnings represent the difference between Mr. Callahan’s earnings on the portion of his Executive Deferral Plan account balance allocated to the 6% annual return investment option and the earnings that he would have achieved if such portion of his account balance had earned interest at 120% of the applicable federal long-term rate prescribed by the Code (“Adjusted AFR”) for each month during 2010 in which the 6% annual return rate was higher than the Adjusted AFR. The amount in clause (v) represents $7,350 in matching contributions paid by the Company under the Company’s 401(k) Plan. Mr. Callahan had 7,857 stock awards and 1,000 stock option awards outstanding as of December 31, 2010.
(2)	The amounts in column (b) represent cash payments received for 2010 service, including the 2010 cash retainer, 2010 committee chairman and lead director fees, and fees paid for attendance at meetings held in 2010. With the exception of Mr. Griswell, the cash compensation for each director listed in the table includes $45,000 in fees for the annual retainer paid to directors. Mr. Griswell was paid a prorated annual retainer of $26,950 for his service as a director from his initial date of election (May 26, 2010) through December 31, 2010. Ms. Abramson’s cash compensation includes $47,000 in fees for meeting attendance and an additional $20,000 retainer as Chairman of the Compensation Committee. Mr. Ainsberg’s cash compensation includes $35,000 in fees for meeting attendance. Dr. Elliott’s cash compensation includes $28,000 in fees for meeting attendance and an additional $20,000 retainer as Chairman of the Audit Committee. Mr. Griswell’s cash compensation includes $19,000 in fees for meeting attendance. Ms. Loessberg’s cash compensation includes $40,000 in fees for meeting attendance. Mr. Mlekush’s cash compensation includes $41,000 in fees for meeting attendance, an additional $5,000 retainer as Chairman of the Nominating & Corporate Governance Committee and an additional $15,000 retainer as Lead Director.
(3)	The amounts reported in column (c) reflect the grant date fair value of the 2,200 RSUs that were granted to the applicable director on February 24, 2010, computed in accordance with FASB ASC Topic 718. With respect to Mr. Mlekush, the amount in column (c) also includes the grant date fair value ($8,519) of the additional 735 RSUs awarded to Mr. Mlekush on February 24, 2010. See Note 11 of the consolidated financial statements in the Company’s 2010 Form 10-K for information regarding assumptions underlying the valuation of equity awards. The following are the aggregate number of stock awards outstanding for each of the Company’s non-employee directors as of December 31, 2010: each of Ms. Abramson, Mr. Ainsberg, Dr. Elliott, and Ms. Loessberg: 8,034; Mr. Griswell: 0; and Mr. Mlekush 8,769.
(4)	The following are the aggregate number of stock option awards outstanding for each of the Company’s non-employee directors as of December 31, 2010: Ms. Abramson: 15,000; Mr. Ainsberg: 15,000; Dr. Elliott: 5,000; Mr. Griswell: 5,000; Ms. Loessberg: 10,000; and Mr. Mlekush: 5,000.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Directors has adopted a written policy which provides that the Nominating and Corporate Governance Committee will evaluate and consider for approval and/or ratification transactions, arrangements and relationships that may occur or exist between the Company, on the one hand, and directors, executive officers, holders of more than 5% of the Company’s outstanding Common Stock and certain persons or entities associated with such persons, on the other hand. Under the policy, any transaction, arrangement or relationship, or any material amendment to such transaction, in which the Company, including any of its subsidiaries, was, is or will be a participant and the amount involved exceeds $60,000, and in which any related person had, has or will have a direct or indirect interest, will be deemed to be a “Related Person Transaction.” The policy contains a limited number of permitted transactions that do not require approval or ratification, including, without limitation, (i) any transaction available to all salaried employees of the Company generally and (ii) certain purchases of insurance products or financial services from the Company in the ordinary course.

The Company’s policy provides that, prior to entering into any Related Person Transaction, (i) the related person, (ii) the director, executive officer, nominee or beneficial owner who is an immediate family member of the related person or (iii) the business unit or department head responsible for the potential Related Person Transaction will provide notice to the Company’s Office of the General Counsel of the facts and circumstances of the proposed Related Person Transaction. The Company’s General Counsel will then assess whether the proposed transaction is a Related Person Transaction and whether the related person has a material interest in such transaction for purposes of the policy. If the General Counsel determines that the proposed transaction is a Related Person Transaction involving an amount in excess of $120,000 and the related person has a material interest in such transaction, the proposed Related Person Transaction will be submitted to the Nominating and Corporate Governance Committee or the Board of Directors for consideration at the next meeting or, if it is not practicable or desirable to wait until the next meeting, to the Chairman of the Nominating and Corporate Governance Committee. If the General Counsel determines that the proposed transaction is a Related Person Transaction involving an amount in excess of $60,000 but less than $120,000 and the related person has a material interest in such transaction, the CEO and CFO, in consultation with the General Counsel, will determine whether to approve such transaction.

The Company’s policy further provides that if the CEO, CFO or General Counsel becomes aware of a Related Person Transaction that has not been previously approved or previously ratified under the policy, if the transaction is pending or ongoing, it shall be considered as described above, and ratified, amended or terminated, as appropriate. If the transaction is completed, the applicable reviewing person or persons will evaluate the transaction to determine if rescission or other action is appropriate.

From time to time in the ordinary course of business, certain of the Company’s directors and executive officers and their immediate families, as well as the entities with which they are associated, have been, or in the future may be, clients of one or more of the Company’s subsidiaries. Such transactions have included or may include the purchase of annuity contracts or insurance policies through an NFP subsidiary, the purchase or sale of securities through an NFP-owned broker-dealer, and the investment of funds with an NFP subsidiary operating in the investment advisory business. Any such products or services are provided on an arms’ length basis on substantially the same terms as those prevailing at the time for comparable products or services provided to unrelated third parties.

PROPOSAL IV. APPROVAL OF REMOVAL OF COMMON STOCK ISSUANCE RESTRICTIONS UPON CONVERSION OF THE COMPANY’S 4.0% CONVERTIBLE SENIOR NOTES DUE 2017 AND THE EXERCISE OF RELATED WARRANTS

Summary

On June 15, 2010 (the “Closing Date”), the Company issued $125 million aggregate principal amount of 4.0% convertible senior notes due 2017 (the “Notes”). In connection with the offering of the Notes, the Company also entered into convertible note hedge transactions (the “Hedges”) and warrant transactions (the “Warrants”) with certain counterparties (the “Counterparties”).

Conversion of the Notes or exercise of the Warrants could, in each case, result in the issuance of more than 20% of the Common Stock outstanding as of the Closing Date. Because NYSE rules state that, in certain circumstances, an issuer is required to obtain stockholder approval before the issuance of more than 20% of its common stock outstanding, (i) the indenture governing the Notes currently limits the issuance of Common Stock upon conversion of the Notes to 19.99% of the Common Stock outstanding as of the Closing Date (the “Note Cap”) and (ii) the Warrants currently limit the issuance of Common Stock to 19.99% of the Common Stock outstanding as of the Closing Date (the “Warrant Cap”).

This Proposal IV seeks stockholder approval to remove the Note Cap and Warrant Cap, which would impact the Company to the extent conversion of the Notes or exercise of the Warrants results in the issuance of more than 20% of the Common Stock outstanding as of the Closing Date. Approval of Proposal IV will allow the Company to issue and deliver more than 20% of the Common Stock outstanding as of the Closing Date upon conversion of the Notes or exercise of the Warrants.

The Board of Directors recommends a vote FOR Proposal IV.

Questions and Answers on Proposal IV

The following questions and answers briefly address some questions you may have regarding Proposal IV. These questions and answers may not address all questions that may be important to you as a stockholder. For more detail, see “—Summary of the Notes, Hedges and Warrants” and “—NYSE Stockholder Approval Requirements” below.

How many shares of Common Stock are potentially issuable before the Note Cap or Warrant Cap is triggered?

The Note Cap is 19.99% of the Common Stock outstanding as of the Closing Date. The Company had 42,619,413 shares of Common Stock outstanding as of the Closing Date. Therefore, the Note Cap limits the shares of Common Stock potentially issuable upon conversion of the Notes to 8,519,620 shares. The Warrant Cap is also 19.99% of the Common Stock outstanding as of the Closing Date. Therefore, the Warrant Cap limits the shares of Common Stock potentially issuable upon exercise of the Warrants to 8,519,620 shares. The Notes and Warrants qualify as separate transactions for purposes of the NYSE rule requiring stockholder approval.

Is the Company required to issue shares of Common Stock upon conversion of the Notes or exercise of the Warrants?

No. Generally, the Notes are convertible into cash up to the principal portion of the Notes converted, with the remaining conversion value, if any, to be satisfied at the Company’s election in cash, shares of Common Stock or a combination of cash and shares of Common Stock. Upon exercise of the Warrants, the Company also may elect to deliver cash in lieu of any shares of Common Stock it would otherwise be required to deliver.

The Notes are convertible only upon the occurrence of certain specified events or at any time on or after April 15, 2017 through the second trading day immediately preceding maturity. Removal of the Note Cap will not result in the Notes becoming convertible earlier. The Warrants are not exercisable until a period beginning on September 15, 2017. Removal of the Warrant Cap will not cause them to be exercisable earlier.

Approval of this Proposal IV gives the Company the flexibility to settle, upon conversion, any amounts greater than the principal amount of the Notes without regard to the Note Cap. Approval of this Proposal IV also gives the Company the flexibility to settle, upon exercise, any amounts in excess of the strike price of the Warrants without regard to the Warrant Cap.

How many shares of Common Stock are potentially issuable if the Note Cap or Warrant Cap is removed?

The maximum number of shares of Common Stock that is potentially issuable upon conversion of the Notes is 9,708,925 shares, subject to adjustment. The Warrants cover the same number of shares of Common Stock. This number is equal to 125,000 (the number of Notes outstanding, in increments of $1,000 principal amounts) multiplied by 77.6714 (the current conversion rate of the Notes per $1,000 principal amount of Notes).

However, the calculation above does not take into account that upon conversion of the Notes, the Company is obligated to deliver cash instead of shares of Common Stock for the principal portion of the Notes converted. Based on the current conversion rate of the Notes, the price of the Common Stock would have to exceed approximately $105.10 per share, on average, during the observation period with respect to any converted Notes before the number of shares of Common Stock actually issuable upon conversion of the Notes would exceed the Note Cap. The number of shares of Common Stock actually issuable would be lower if the price per share of Common Stock during the observation period was lower. Additionally, any issuance of shares of Common Stock upon conversion of the Notes is expected to be offset by the Company’s receipt of a corresponding number of shares of Common Stock from the Counterparties under the Hedges.

The Company is only required to make payment under the Warrants to the extent the price of the Common Stock upon expiration of the Warrants exceeds the strike price of the Warrants (which is currently approximately $15.77, subject to adjustment). The Company’s payment obligations under the Warrants may be satisfied at the Company’s election in cash, shares of Common Stock or a combination of cash and shares of Common Stock. The price of the Common Stock upon expiration of the Warrants would have to exceed approximately $128.70 per share, on average, before the number of shares of Common Stock actually issuable upon exercise of the Warrants would exceed the Warrant Cap. The number of shares of Common Stock actually issuable would be lower if the price per share of Common Stock upon expiration of the Warrants was lower.

Consequently, removal of the Note Cap and the Warrant Cap will not impact the number of shares of Common Stock issuable upon conversion or exercise, respectively, unless the price of the Common Stock during the relevant period exceeds these levels.

If stockholder approval is obtained, what is the impact on the rights of existing stockholders?

If stockholder approval is obtained, the maximum number of shares of Common Stock that is potentially issuable upon conversion of the Notes will increase, although this increase is expected to be offset by the Company’s receipt of a corresponding number of shares of Common Stock under the Hedges. The maximum number of shares of Common Stock that is potentially issuable upon exercise of the Warrants will also increase if stockholder approval is obtained. If the Company does not use cash to satisfy its conversion obligations under the Notes or delivery obligations under the Warrants, the issuance of additional shares of Common Stock would potentially increase the dilution of the Company’s existing common stockholders’ ownership.

The rights and privileges associated with the Common Stock potentially issuable through conversion of the Notes or exercise of the Warrants will be identical to the rights and privileges associated with the Common Stock held by the Company’s existing stockholders.

What if stockholder approval of Proposal IV is not obtained at the Annual Meeting?

If the Company fails to obtain stockholder approval at the Annual Meeting, both the Note Cap and the Warrant Cap will remain in place. The Notes will remain outstanding in accordance with their terms. Failure to remove the Note Cap does not trigger an event of default under the indenture governing the Notes.

If the Company fails to obtain stockholder approval at the Annual Meeting, the Warrants require the Company to continue to use its reasonable best efforts to obtain such approval at the 2012 Annual Meeting. Additionally, if the price of the Common Stock reaches a level that would cause the number of shares deliverable upon exercise of the Warrants to exceed 80% of the Warrant Cap, failure to obtain stockholder approval would give the Counterparties an early termination right under the Warrants. Based on the current strike price for the Warrants, the price of the Common Stock would have to exceed approximately $52.90 per share in order give the Counterparties the right to terminate the Warrants. The Company would be obligated to make payments to the Counterparties upon termination of the Warrants (the “Termination Payments”). The Termination Payments will subject the Company to uncertainty, as the amount of the Termination Payments may differ among Counterparties and will depend on, among other things, a number of variables, including the price of the Common Stock, the volatility of the Common Stock and the amount of time remaining before the Warrants expire. Termination of the Warrants could also, in certain circumstances, lead to the termination of the Hedges, which could have a dilutive effect following conversion of the Notes and could result in adverse tax consequences to the Company. The Counterparties also have the ability to make adjustments to the terms of the Warrants to allow them to be made whole for the failure to deliver any Common Stock as a result of the Warrant Cap.

Summary of the Notes, Hedges and Warrants

The following is a summary of material terms of the Notes, Hedges and Warrants and may not contain all of the information that is important to you. The following is qualified in its entirety by reference to the Confirmation regarding convertible bond hedge transaction, dated June 9, 2010, between the Company and Goldman, Sachs & Co., the Confirmation regarding issuer warrant transaction, dated June 9, 2010, between the Company and Goldman, Sachs & Co., the Confirmation regarding convertible bond hedge transaction, dated June 9, 2010, between the Company and Bank of America, N.A., the Confirmation regarding issuer warrant transaction, dated June 9, 2010, between the Company and Bank of America, N.A., the Confirmation regarding convertible bond hedge transaction, dated June 9, 2010, between the Company and Wells Fargo Securities, LLC, solely as agent of Wells Fargo Bank, National Association, and the Confirmation regarding issuer warrant transaction, dated June 9, 2010, between the Company and Wells Fargo Securities, LLC, solely as agent of Wells Fargo Bank, National Association, which were included as Exhibits 10.2 through 10.7, respectively, to the Company’s Current Report on Form 8-K filed with the SEC on June 14, 2010, and by reference to the Indenture, dated as of June 15, 2010, between the Company and Wells Fargo Bank, National Association, as trustee, which was included as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 16, 2010.

The Notes

On June 15, 2010, the Company issued $125 million aggregate principal amount of the Notes. Interest is payable on the Notes semi-annually in arrears on December 15 and June 15 of each year. The Notes mature on June 15, 2017, unless previously converted or repurchased in accordance with their terms. The Notes are not redeemable by the Company prior to the maturity date.

The Notes are the Company’s senior unsecured obligations and rank equal in right of payment with any of the Company’s other senior unsecured indebtedness and senior in right of payment to any indebtedness that is contractually subordinated to the Notes. The Notes are structurally subordinated to the claims of the Company’s subsidiaries’ creditors (including trade creditors) and are effectively subordinated to all of the Company’s existing or future secured indebtedness to the extent of the value of the collateral securing such indebtedness.

Prior to April 15, 2017, holders of the Notes may convert their Notes only under the following circumstances:

•

during the five business-day period immediately following any five consecutive trading-day period (the “measurement period”) in which the trading price per Note for each trading day of such measurement period was less than 98% of the product of (i) the last reported sale price of the Common Stock and (ii) the applicable conversion rate on each such day;

•

during any calendar quarter, if the last reported sale price of the Common Stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter exceeds 135% of the conversion price in effect on the last trading day of the preceding calendar quarter; or

•	upon the occurrence of specified corporate events.

Regardless of the foregoing circumstances, holders may convert their Notes at any time on or after April 15, 2017 through the second scheduled trading day immediately preceding the maturity date.

The initial conversion rate of the Notes is 77.6714 shares of Common Stock per $1,000 principal amount of Notes, subject to adjustment upon certain events, which conversion rate is equivalent to an initial conversion price of approximately $12.87 per share of Common Stock.

Upon conversion of the Notes, the Company will pay an amount in cash equal to the principal portion (as defined below) of the Notes converted, calculated as described below. If the daily conversion value exceeds the principal portion of the converted Notes on any VWAP trading day (as defined below) during the applicable observation period (as defined below), in addition to paying the principal portion of the converted Notes for such VWAP trading day, the Company will also deliver, at the Company’s election, cash, shares of Common Stock or a combination of cash and shares of Common Stock in an amount equal to the excess of the daily conversion value over the principal portion of the converted Notes for such VWAP trading day, all calculated as described below.

The Company will settle each $1,000 principal amount of Notes being converted by delivering cash and shares of Common Stock, if any, equal to the sum of the daily settlement amounts (as defined below) for each of the 60 VWAP trading days during the related observation period.

The “observation period” with respect to any Note means:

•

with respect to any conversion date occurring during the period beginning on the 65th scheduled trading day prior to the maturity date of the Notes, the 60 consecutive VWAP trading-day period beginning on, and including, the 62nd scheduled trading day prior to the maturity date (or if such day is not a VWAP trading day, the next succeeding VWAP trading day); and

•	in all other instances, the 60 consecutive VWAP trading-day period beginning on and including the third VWAP trading day after the conversion date.

The “daily settlement amount” for each of the 60 VWAP trading days during the observation period shall consist of:

•	cash equal to the lesser of (i) $16.6666 and (ii) the daily conversion value relating to such VWAP trading day (the amount determined pursuant to this clause being the “principal portion”); and

•

if such daily conversion value (as defined below) exceeds $16.6666, either (i) a number of shares of Common Stock equal to (x) the difference between such daily conversion value and $16.6666, divided by (y) the daily VWAP of the Common Stock for such VWAP trading day, (ii) cash equal to the difference between such daily conversion value and $16.6666 or (iii) any combination elected by the Company of shares of Common Stock and cash in an amount equal to such excess of the daily conversion value over $16.6666, in each case subject to the Note Cap.

The “daily conversion value” means for each of the 60 consecutive VWAP trading days during the observation period, one-sixtieth (1/60th) of the product of (i) the applicable conversion rate and (ii) the daily VWAP of the Common Stock, or the consideration into which the Common Stock has been converted in connection with certain corporate transactions, on such VWAP trading day.

The “daily VWAP” for the Common Stock means, for each of the 60 consecutive VWAP trading days during the observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page NFP.N <equity> AQR in respect of the period from the scheduled open of trading on the principal trading market for the Common Stock to the scheduled close of trading on such market on such VWAP trading day, or if such volume-weighted average price is unavailable, the market value of one share of the Common Stock on such VWAP trading day as the Board of Directors (or a committee thereof) determines in good faith using a volume-weighted method.

“VWAP trading day” means a day during which (i) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading and (ii) there is no VWAP market disruption event (as defined below). If the Common Stock is not so listed or traded, then “VWAP trading day” means a business day.

“VWAP market disruption event” means (i) a failure by the principal U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. on any scheduled trading day for the Common Stock for an aggregate one half-hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.

The Hedges and the Warrants

In connection with the offering of the Notes, the Company entered into the Hedges and Warrants with the Counterparties. The Hedges cover, subject to adjustment upon certain events, 9,708,925 shares of Common Stock in the aggregate. Concurrently with entering into the Hedges, the Company sold the Warrants to the Counterparties, also covering 9,708,925 shares of Common Stock in the aggregate, subject to adjustment upon certain events.

Upon any conversion of Notes, the Hedges entitle the Company to receive from the Counterparties shares of Common Stock (or cash, or a combination of shares of Common Stock and cash, at the Company’s election) in an amount based on the excess of the daily VWAP of the Common Stock over the strike price of the Hedges. The initial strike price of the Hedges corresponds to the conversion price of the Notes, and is approximately $12.87 per share of Common Stock, subject to adjustment upon certain events. Additionally, if the daily VWAP of the Common Stock during the measurement period at the maturity of the Warrants exceeds the strike price of the Warrants, the Company must pay the Counterparties an amount equal to the excess of such daily VWAP of the Common Stock over the strike price of the Warrants in cash, shares of Common Stock, or a combination of cash and shares of Common Stock, at the Company’s election. The initial strike price of the Warrants is approximately $15.77 per share of Common Stock, subject to adjustment upon certain events.

The Hedges are expected to reduce the potential equity dilution upon conversion of the Notes in the event that the daily VWAP of the Common Stock on each VWAP trading day of the relevant observation period is greater than the strike price of the Hedges, which initially corresponds to the conversion price of the Notes and is subject, with certain exceptions, to the adjustments applicable to the conversion rate of the Notes. If, however, the daily VWAP of the Common Stock during the measurement period at the maturity of the Warrants exceeds the strike price of the Warrants, the dilution mitigation under the Hedges would be capped, which means that there would nevertheless be dilution to the extent that such daily VWAP of the Common Stock exceeds the strike price of the Warrants.

NYSE Stockholder Approval Requirements

Because the Common Stock is listed on the NYSE, the Company is subject to NYSE rules and regulations. Subject to certain exceptions, NYSE Listed Company Manual Section 312.03(c) requires stockholder approval prior to the issuance of common stock in any transaction or series of transactions if (i) the shares of common stock will have upon issuance voting power equal to 20% or more of the voting power outstanding before the issuance of the common stock or (ii) the number of shares of common stock to be issued will upon issuance equal 20% or more of the number of shares of common stock outstanding before the issuance of the common stock (the “NYSE Rule”). The Notes and Warrants qualify as separate transactions for purposes of the NYSE Rule.

As of the Closing Date, the Company had 42,619,413 shares of Common Stock outstanding. Pursuant to the NYSE Rule, the maximum number of shares of Common Stock the Company may issue without stockholder approval is 8,519,620. Notwithstanding that the principal amount of the Notes is payable in cash, the maximum number of shares of Common Stock deliverable upon full conversion of the Notes (before giving effect to any adjustments and without giving effect to the Note Cap or the shares of Common Stock deliverable to the Company under the Hedges) is 9,708,925 shares of Common Stock, which exceeds the amount the Company may issue without stockholder approval pursuant to the NYSE Rule. Additionally, the maximum number of shares of Common Stock deliverable upon exercise of the Warrants (before giving effect to any adjustments and without giving effect to the Warrant Cap) is 9,708,925 shares of Common Stock, which exceeds the amount the Company may issue without stockholder approval pursuant to the NYSE Rule.

PROPOSAL V. RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm to conduct the audit of the Company’s books and records for the fiscal year ending December 31, 2011. PwC also served as the Company’s independent registered public accounting firm for the previous fiscal year. Representatives of PwC are expected to be present at the Annual Meeting to respond to questions and to make a statement should they so desire.

The Audit Committee is directly responsible for the appointment and retention of the Company’s independent registered public accounting firm. Although ratification by stockholders is not required by the Company’s organizational documents or under applicable law, the Audit Committee has determined that requesting ratification by stockholders of its selection of PwC as the Company’s independent registered public accounting firm is a matter of good corporate practice. If stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain PwC, but may still retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The Board of Directors recommends a vote FOR Proposal V.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees billed for professional audit services rendered by PwC for the audit of the Company’s annual financial statements for the years ended December 31, 2010 and 2009, and fees billed for other services rendered by PwC during those periods:

Type of Fees	2010	2009
Audit Fees(1)	$1,735,375	$1,828,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	1,960	3,259

Total Fees	$1,737,335	$1,831,259

(1)	Represents the aggregate fees billed by PwC for professional services rendered for the audits of the Company’s annual consolidated financial statements, for the audit over the effectiveness of the Company’s internal control over financial reporting, for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and for other statutory and regulatory filings and comfort letters and/or consents related to the offering and/or registration with the SEC of the Company’s securities.
(2)	Represents fees billed for the 2010 and 2009 fiscal years for services related to subscriptions for access to electronic financial reporting and assistance tools.

Audit Committee Approval of Fees

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. Before the independent registered public accounting firm is engaged by NFP to render audit or non-audit services, the engagement is approved by the Audit Committee.

All work performed by PwC as described above has been approved in advance by the Audit Committee. The Audit Committee has considered and concluded that the provision of non-audit services is compatible with maintaining the principal registered public accounting firm’s independence.

By Order of the Board of Directors,

STANCIL E. BARTON

Executive Vice President,

General Counsel and Corporate Secretary

April 15, 2011

DIRECTIONS TO THE 2011 ANNUAL STOCKHOLDER MEETING

The Annual Meeting will be held at 9:00 a.m. EDT on Wednesday, June 8, 2011 at the Roosevelt Hotel, East End Suite, 45 East 45th Street at Madison Avenue, New York, NY 10017.

BY BUS

Take the M3, M4 or Q32 bus to Madison Avenue at 45th Street, or the M1 or M2 bus to Madison Avenue at 43rd Street and walk North two blocks.

BY SUBWAY

Take the 4, 5, 6, 7 or S train to Grand Central Station, exit at 42nd Street and Vanderbilt Avenue, then walk one block West to Madison Avenue, turn right and walk three blocks North to 45th Street.

BY CAR

EAST SIDE

Robert F. Kennedy Bridge (RFK Bridge, formerly Triborough Bridge)

- Take Robert F. Kennedy Bridge to FDR Drive South.

- Take Exit #10 onto East 49th Street.

- Turn left onto 2nd Avenue.

- Turn right onto 45th Street.

- Drive past 4 traffic lights.

- Hotel is between Vanderbilt Avenue and Madison Avenue on the right.

Ed Koch Queensboro Bridge (59th Street Bridge, formerly Queensboro Bridge)

- Take Queensboro Bridge and turn left onto 2nd Avenue.

- Turn right onto 45th Street.

- Drive past 4 traffic lights.

- Hotel is between Vanderbilt Avenue and Madison Avenue on the right.

Midtown Tunnel

- Take Midtown Tunnel straight onto 37th Street.

- Turn right onto 3rd Avenue.

- Turn left onto 45th Street.

- Drive past 3 traffic lights.

- Hotel is between Vanderbilt Avenue and Madison Avenue on the right.

Brooklyn Bridge

- Take Brooklyn Bridge onto FDR Drive North.

- From FDR Drive North, take Exit # 9 onto 42nd Street.

- Turn right onto 3rd Avenue.

- Turn left onto 45th Street.

- Drive past 3 traffic lights.

- Hotel is between Vanderbilt Avenue and Madison Avenue on the right.

FDR Drive

• SOUTH

- From FDR Drive South take Exit #10 onto East 49th Street.

- Turn left onto 2nd Avenue.

- Turn right onto 45th Street.

- Drive past 4 traffic lights.

- Hotel is between Vanderbilt Avenue and Madison Avenue on the right.

• NORTH

- From FDR Drive North take Exit #9 onto 42nd Street.

- Turn right onto 3rd Avenue.

- Turn left onto 45th Street.

- Drive past 3 traffic lights.

- Hotel is between Vanderbilt Avenue and Madison Avenue on the right.

WEST SIDE

George Washington Bridge

- Take George Washington Bridge to Henry Hudson Parkway South (West Side Highway).

- Turn left onto 57th Street and travel East across town.

- Turn right onto Lexington Avenue.

- Turn right onto 45th Street.

- Drive past 2 traffic lights.

- Hotel is between Vanderbilt Avenue and Madison Avenue on the right.

Henry Hudson Parkway (West Side Highway)

• SOUTH

- Turn left onto 57th Street and travel East across town.

- Turn right onto Lexington Avenue.

- Turn right onto 45th Street.

- Drive past 2 traffic lights.

- Hotel is between Vanderbilt Avenue and Madison Avenue on the right.

• NORTH

- Turn right onto 42nd Street and travel East across town.

- Turn left onto 3rd Avenue.

- Turn left onto 45th Street.

- Drive past 2 traffic lights.

- Hotel is between Vanderbilt Avenue and Madison Avenue on the right.

PARKING

There are several parking garages in the area:

CENTRAL PARKING

135 E. 47th Street (Between Lexington & 3rd Avenues)

KINNEY GARAGE

100 W. 44th Street (Between 6th & 7th Avenues)

KINNEY GARAGE

38 W. 46th Street (Between 5th & 6th Avenues)

Valet parking is available at the front entrance of the hotel.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Votes will be accepted via the Internet and telephone through June 7, 2011, 11:59 PM Eastern Time.

National Financial Partners Corp.	INTERNET http://www.proxyvoting.com/nfp Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL DIRECTORS, “FOR” PROPOSALS II, IV AND V, AND FOR “1 YEAR” ON PROPOSAL III.										Please mark your votes as indicated in this example		☒

I. To elect seven directors to serve until the 2012 Annual Meeting of Stockholders or until their successors are elected.

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
Nominees are:

1.1 Stephanie Abramson	☐	☐	☐	1.5 John Elliott	☐	☐	☐	II.	Advisory vote on executive compensation.	☐	☐	☐

1.2 Arthur Ainsberg	☐	☐	☐	1.6 J. Barry Griswell	☐	☐	☐

1.3 Jessica Bibliowicz	☐	☐	☐	1.7 Kenneth Mlekush	☐	☐	☐		1 YEAR	2 YEARS	3 YEARS	ABSTAIN

1.4 R. Bruce Callahan	☐	☐	☐					III.	Advisory vote on the frequency of holding future advisory votes on executive compensation. ☐	☐	☐	☐
										FOR	AGAINST	ABSTAIN
								IV.	To approve the removal of common stock issuance restrictions upon conversion of the Company’s 4.0% Convertible Senior Notes Due 2017 and the exercise of related warrants.	☐	☐	☐
										FOR	AGAINST	ABSTAIN
								V.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2011.	☐	☐	☐
Please mark this box if you plan to attend the Annual Meeting.
☐

										Mark Here for Address Change or Comments SEE REVERSE		☐

Note: Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, all holders should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should include their full titles. If the signer is a corporation, please give full corporate name and have a duly authorized officer sign stating title. If the signer is a partnership, please sign in partnership name by an authorized person, indicating such individual’s official position or representative capacity.

Signature and Title (if applicable):	Signature and Title (if applicable):	Date:

You can now access your National Financial Partners Corp. account online.

Access your National Financial Partners Corp. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for National Financial Partners Corp., now makes it easy and convenient to get current information on your shareholder account.

• View account status • View certificate history • View book-entry in formation	• View payment history for dividends • Make address changes • Obtain a duplicate 1099 tax form

Visit us on the web at www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-866-637-7865

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

You can view the 2010 Annual Report to Stockholders and the 2011 Proxy Statement on the Internet at http://materials.proxyvote.com/63607P.

▼  FOLD AND DETACH HERE  ▼

PROXY CARD

NATIONAL FINANCIAL PARTNERS CORP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 8, 2011.

The undersigned stockholder of National Financial Partners Corp. hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and hereby appoints Jessica M. Bibliowicz and Stancil E. Barton, and each of them, with full power of substitution, as Proxy or Proxies. Said Proxy or Proxies will vote all shares of the Common Stock of the undersigned, in accordance with the instructions printed on the reverse, at the Annual Meeting of Stockholders of National Financial Partners Corp. to be held on June 8, 2011, and at any adjournments or postponements thereof, upon the proposals set forth on this form of proxy and described in the Proxy Statement, and, in accordance with their best judgment, with respect to such other matters as may be properly brought before the Annual Meeting or any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL DIRECTORS, “FOR” PROPOSALS II, IV AND V, AND FOR “1 YEAR” ON PROPOSAL III.

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

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(Continued and to be marked, dated and signed, on the other side)	91913